[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 10.1

EXCLUSIVE LICENSE AND SUPPLY AGREEMENT

by and between

VERSARTIS GmbH, VERSARTIS, INC.

and

TEIJIN LIMITED

EXCLUSIVE LICENSE AND SUPPLY AGREEMENT

This Exclusive License and Supply Agreement (this “Agreement”) effective as of August 5, 2016 (the “Effective Date”), is by and between Versartis GmbH, a corporation organized and existing under the laws of Switzerland, with an address at Muhlenberg 7, 4052 Basel, Switzerland (“GmbH”), and Versartis, Inc., a corporation organized and existing under the laws of Delaware, USA, with an address at 4200 Bohannon Drive #250, Menlo Park, CA 94025, on behalf of itself and its Affiliates (collectively, “Versartis US”),  (Versartis US and GmbH referred to herein collectively as “Versartis”), on the one hand, and Teijin Limited, a company organized and existing under the laws of Japan, with an address at 2-1, Kasumigaseki 3-chome, Chiyoda-ku, Tokyo 100-8585, Japan (“Teijin”), on the other hand.  Versartis and Teijin may be referred to herein each as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Versartis has developed, and currently have in the United States, Europe, and Japan ongoing clinical trials for, a proprietary compound known as somavaratan, or VRS-317, for the treatment of growth hormone deficiency;

WHEREAS, Teijin is a Japanese company with experience in developing and commercializing pharmaceutical products in Japan;

WHEREAS, Teijin wishes to obtain exclusive rights to seek regulatory approval for, market and sell somavaratan in Japan, as more fully described below, and Versartis wishes to grant such rights to Teijin as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1“Acquisition” has the meaning set forth in Section 16.2.4.

1.2“Adverse Event” means any adverse medical occurrence in a patient or clinical investigation subject to whom a Licensed Compound is administered and which could but does not necessarily have a causal relationship with the Licensed Compound, including any unfavorable and unintended sign (including an abnormal laboratory finding, for example), symptom, or disease temporally associated with the administration of the Licensed Compound, whether or not considered related to Licensed Compound administration.

1.3“Affiliate” with respect to a Party means an individual, trust, business trust, joint venture, partnership, corporation, association, or other legal entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with that Party.  For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

indirectly, of the power to direct the management or policies of a legal entity, whether through the ownership of voting securities or by contract relating to voting rights or corporate governance, or (b) the ownership, directly or indirectly, of 50% or more of the voting securities or other ownership interest of a legal entity; provided, that if local law restricts foreign ownership, control will be established by direct or indirect ownership of the maximum ownership percentage that may, under such local law, be owned by foreign interests.

1.4“Alliance Manager” has the meaning set forth in Section 3.6.

1.5“ANS” has the meaning set forth in Section 7.4.4.

1.6“Anticipating Party” has the meaning set forth in Section 14.4.

1.7“Applicable Laws” means any federal, state, local, national, and supra-national laws, statutes, rules, and/or regulations, including any rules, regulations, guidance, guidelines, or requirements of Regulatory Authorities, national securities exchanges, or securities listing organizations, that may be in effect from time to time during the Term and apply to a particular activity hereunder and including laws, regulations, and guidelines governing the import, export, development, manufacture, marketing, distribution, or sale of any Licensed Product in or for the Territory.

1.8“Biosimilar Product” has the meaning set forth in Section 7.6.1.1.

1.9“Business Combination” has the meaning set forth in Section 16.2.4.

1.10“Business Day” means a day that is not a Saturday, Sunday, or a day on which banking institutions in Tokyo, Japan, or San Francisco, California, are required by law to remain closed.

1.11“Calendar Quarter” means each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30, or December 31; provided, however that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the last day of the Calendar Quarter in which the Effective Date falls; and (b) the last Calendar Quarter of the Term shall end upon the expiration or termination of this Agreement.

1.12“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31; provided however, that (a) the first Calendar Year of the Term shall extend from the Effective Date to the last day of the Calendar Year in which the Effective Date falls; and (b) the last Calendar Year of the Term shall end upon the expiration or termination of this Agreement.

1.13“Claims” has the meaning set forth in Section 13.1.

1.14“Clinical Drug Product Requirements Forecast” has the meaning set forth in Section 9.1.1.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.15“Commercial Supply Agreement” has the meaning set forth in Section 9.2.

1.16“Commercialization” means any and all activities undertaken before and after obtaining Regulatory Approval relating specifically to the pre-launch, launch, promotion, marketing, sale, and distribution  (including importing, exporting, transporting, customs clearance, warehousing, invoicing, handling, and delivering the Licensed Product to customers) of the Licensed Product, including: (a) strategic marketing, sales force detailing, advertising, medical education and liaison, and market and product support within the Field; (b) any post-approval clinical trials, and (c) all customer support, invoicing and sales activities within the Field.  “Commercialize” means to engage in Commercialization activities.

1.17“Commercially Reasonable Efforts” means, with respect to a Party in the performance of its obligations hereunder in relation to Licensed Products, the application by or on behalf of such Party of a level of efforts that a similarly-situated pharmaceutical or biotechnology company, as the case may be, would apply to such activities in relation to a similar pharmaceutical product owned by it or to which it has exclusive rights, which product is at a similar stage in its development or product life and is of similar market potential and strategic value (in each case as compared to the Licensed Product) taking into account efficacy, safety, expected labeling, the competitiveness of alternative products in the marketplace sold by Third Parties, the patent and other proprietary position of the product, the likelihood of regulatory approval given the regulatory structure involved, the expected and actual profitability of the product including the royalties payable to licensors, and other relevant factors, based on conditions then prevailing.

1.18“Confidential Information” means all information of a confidential or proprietary nature disclosed by a Party to the other Party under this Agreement, including any such information related to any scientific, clinical, engineering, manufacturing, marketing, financial, or personnel matters relating to a Party, or related to a Party’s present or future products, sales, suppliers, customers, employees, investors, business plans, Know-How, regulatory filings, data, compounds, research projects, work in progress, future developments or business, in all such cases whether disclosed in oral, written, graphic or electronic form, and whether or not specifically marked as confidential or proprietary, where under the circumstances in which such disclosure was made or given the nature of information disclosed, a reasonable person would consider such information confidential; provided, however, that in any event, Confidential Information excludes any information that (a) is known by recipient at the time of disclosure, and not through a prior disclosure by or on behalf of the disclosing Party, as documented by written records; (b) is or becomes properly in the public domain through no fault of the receiving Party; (c) is subsequently rightfully disclosed to the receiving Party by a Third Party who is not directly or indirectly under an obligation of confidentiality to the disclosing Party, as documented by written records in existence prior to the disclosure of such information to the receiving Party; or (d) is developed by the receiving Party independently of, and without reference to or use of, the information received from the disclosing Party.  Confidential Information shall include: (a) the terms and conditions of this Agreement; and (b) Confidential Information disclosed by either Party pursuant to the Confidentiality Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.19“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement between Versartis and Teijin dated as of February 27, 2014 and extended on March 27, 2015 and March 2, 2016.

1.20“Control” means with respect to any Know-How, Patent, or other intellectual property right, possession of the right, whether directly or indirectly, and whether by ownership, license, or otherwise, to grant a license, sublicense, or other right to or under, such Know-How, Patent, or other intellectual property right as provided for herein without violating the terms of any agreement or other arrangements with any Third Party at the time when such license, sublicense, or other right is first granted hereunder.

1.21“Controlling Affiliate” has the meaning set forth in Section 2.8.2.

1.22“CTN” means the Clinical Trial Notification filed with Japan’s Pharmaceuticals and Medical Devices Agency for the purpose of conducting clinical trials of a pharmaceutically active agent in humans in Japan.

1.23“Data” means any and all scientific, technical, test, marketing, or sales data pertaining to any Licensed Product that is generated by or on behalf of Versartis or its Affiliates, or Teijin, its Affiliates, and Sublicensees, including research data, clinical pharmacology data, pre-clinical data, clinical data, clinical study reports, or submissions made in association with an IND, a CTN, or an MAA with respect to any Licensed Product.

1.24“Development” means all development activities for the Licensed Product that are directed to obtaining Regulatory Approval(s) of the Licensed Product, including all non-clinical, preclinical, and clinical testing and studies of the Licensed Product; toxicology, pharmacokinetic, and pharmacological studies; statistical analyses; assay development; protocol design and development; the preparation, filing, and prosecution of any MAA for the Licensed Product; development activities directed to label expansion and/or obtaining Regulatory Approval for one or more additional indications following initial Regulatory Approval; development activities conducted after receipt of Regulatory Approval; and all regulatory affairs related to any of the foregoing.  “Develop” and “Developing” have correlative meanings.

1.25“Development Costs” means, with respect to any Development activities, [ * ].  For clarity, [ * ].  Notwithstanding the foregoing, Development Costs shall not include [ * ].

1.26“Development Plan” has the meaning set forth in Section 4.8.

1.27“Development Proposal” has the meaning set forth in Section 4.6.1.

1.28“Drug Product” means, for a given Licensed Product, unlabeled product comprising (i) the Licensed Compound in its final dosage form for such Licensed Product and (ii) the applicable delivery device, if any.

1.29“ENS” has the meaning set forth in Section 7.4.2.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.30“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules, regulations, and schedules promulgated thereunder.

1.31“Exchange Rate” means [ * ].

1.32“Executive Officers” means the Chief Executive Officer in the case of Versartis and the president of TPL in the case of Teijin.

1.33“Extended Term” has the meaning set forth in Section 14.1.

1.34“FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.35“Field” means the treatment of any and all diseases in humans, including GHD.

1.36“Finished Manufacture” means the manufacture of Finished Product from Drug Product.

1.37“Finished Product” means, with respect to a given Licensed Product, the applicable Drug Product packaged and labeled for commercial purposes in accordance with the applicable Specifications and legal requirements in the Territory, or the Drug Product along with its appropriate packaging and labeling in such other configuration as may be agreed upon by the Parties and set forth in the Commercial Supply Agreement.

1.38“First Commercial Sale” means, with respect to the Territory, the first commercial sale under this Agreement by Teijin, its Affiliates, or its Sublicensees of any Licensed Product to an end user or prescriber for use, consumption, or resale in the Territory after obtaining Regulatory Approval for such Licensed Product.  For the avoidance of doubt, sales of Licensed Products to an Affiliate or Sublicensee of Teijin shall not constitute a First Commercial Sale unless such Affiliate or Sublicensee is an end user or prescriber of the Licensed Product.

1.39“Fiscal Quarter” means each successive period of three (3) consecutive calendar months ending on June 30, September 30, December 31, or March 31; provided, however that (a) the first Fiscal Quarter of the Term shall extend from the Effective Date to the last day of the Fiscal Quarter in which the Effective Date falls; and (b) the last Fiscal Quarter of the Term shall end upon the expiration or termination of this Agreement.

1.40“Fiscal Year” means Teijin’s fiscal year, which runs from April 1 to March 31 of the subsequent year.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.41“FTE” means [ * ] hours of work per full Fiscal Year (or equivalent pro-rata portion thereof for a period less than twelve (12) months) devoted to or in support of the Development of Licensed Products in accordance with the applicable Development Plan and carried out by one or more qualified scientific or technical employees or consultants of either Party or its Affiliates, as such hours are measured in accordance with such Party’s normal time allocation practices.

1.42“FTE Cost” means, for any period, the FTE Rate multiplied by the number of FTEs in such period.

1.43“FTE Rate” means a rate of [ * ] dollars ($[ * ]) per FTE per Fiscal Year (pro-rated for the period beginning on the Effective Date and ending at the end of the first Fiscal Year) for personnel engaged in Development activities.  Such rate shall be adjusted annually, with each annual adjustment effective as of April 1 of each Fiscal Year (with the first such annual adjustment to be made as of April 1, 2018) to correspond with the total percentage change in the Consumer Price Index for All Urban Consumers (CPI-U) for the U.S. City Average, 1982-84 = 100, calculated by the U.S. Bureau of Labor Statistics over the twelve (12)-month period preceding each such January 1.

1.44“GAAP” means generally accepted accounting principles applicable to a Party in a particular country (e.g., Japanese Accounting Standards or U.S. Generally Accepted Accounting Principles) as consistently applied throughout the applicable periods indicated herein by or on behalf of the relevant Party.

1.45“GMP” means the then-current good manufacturing practices required by the FDA and other Applicable Laws in the United States relating to the manufacture and testing of pharmaceutical materials, and comparable Applicable Laws and requirements of Regulatory Authorities in Japan relating to the manufacture and testing of pharmaceutical materials in the Territory, as they may be updated from time to time, including applicable rules and guidelines promulgated under the International Conference on Harmonization.

1.46“GHD” means growth hormone deficiency.

1.47“Initial Term” has the meaning set forth in Section 14.1.

1.48“In-License Agreements” has the meaning set forth in Section 12.3.10.

1.49“IND” means an Investigational New Drug Application filed with the FDA pursuant to 21 CFR 312.20, or the corresponding filing required for the clinical testing in humans of a pharmaceutical product in the Territory.

1.50“Indemnified Party” has the meaning set forth in Section 13.3.

1.51“Indemnifying Party” has the meaning set forth in Section 13.3.

1.52“Independent Development Work” has the meaning set forth in Section 4.6.1.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.53“Independent Work Costs” has the meaning set forth in Section 4.6.1.

1.54“Initial Development Budget” has the meaning set forth in Section 4.7.

1.55“Initial Development Plan” has the meaning set forth in Section 4.7.

1.56“Initial Indication” means Pediatric GHD.

1.57“Invention” means any Versartis Invention or Teijin Invention.

1.58“Japanese Ongoing Studies” has the meaning set forth in Section 4.2.

1.59“Joint Development Work” has the meaning set forth in Section 4.6.1.

1.60“Joint Work Costs” has the meaning set forth in Section 4.6.1.

1.61“Joint Inventions” has the meaning set forth in Section 10.1.

1.62“Joint Patents” has the meaning set forth in Section 10.3.3.

1.63“JSC” has the meaning set forth in Section 3.1.

1.64“Know-How” means any non-public knowledge, experience, know-how, technology, information, and Data, trade secrets, formulas and formulations, processes, techniques, unpatented inventions, methods, discoveries, specifications, formulations, compositions, materials, ideas, and developments, test procedures, and results, together with all documents and files embodying the foregoing, but excluding any Patents covering the foregoing.

1.65“Knowledge” of a Party means the actual or constructive knowledge of the senior executives of such Party, including the chief executive officer, and any vice president, the general counsel, or the chief medical officer of a Party, or any personnel holding positions equivalent to such job titles (but only to the extent such positions exist at such Party).

1.66“Latent Defect” means a defect in the Licensed Product or Licensed Compound, as applicable, which could not have been identified or detected by Teijin (or, if applicable, its Affiliates or Sublicensees) through application of reasonable and customary quality assurance and quality control practices, or other inspections or activities required under Applicable Law with respect to such Licensed Products, prior to distribution of such Licensed Product in the Territory.

1.67“Lead Product” means that certain Licensed Product consisting of the Licensed Compound formulated for delivery using, and delivered by means of, the Lead Product Delivery Device.

1.68“Lead Product Delivery Device” means, as of the Effective Date, that certain auto-injector device manufactured and supplied by Owen Mumford, for the delivery of Licensed Compound.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.69“Licensed Compound” means that certain fusion protein referred to as somavaratan or VRS-317, comprising recombinant human growth hormone (rhGH) and proprietary recombinant polypeptides based on the XTEN half-life technology.

1.70“Licensed Product” means any pharmaceutical product containing the Licensed Compound as an active ingredient, in any formulation, mode of administration, presentation, or dosage, and as delivered by any mode of delivery.

1.71“Licensed Technology” means the Versartis Patents and the Versartis Know-How.  For the avoidance of doubt, all Versartis Inventions (including Versartis’ rights to any Joint Inventions) shall be included within the Licensed Technology.

1.72“MAA” means a Marketing Authorization Application or equivalent application, and all amendments and supplements thereto, filed with the applicable Regulatory Authority in the Territory.

1.73“Manufacturing Cost” means the cost of Drug Product or Finished Product, as the case may be (“Supplied Product”) shipped, as follows:

1.73.1With respect to Supplied Product manufactured by a Third Party under contract with Versartis, and supplied to Teijin by Third Party contract manufacturer(s) either directly to Teijin, or indirectly to Versartis for further supply to Teijin, the Manufacturing Cost shall mean the sum of (i) [ * ], (ii) [ * ]; and (iii) [ * ] for further supply to Teijin for Development or Commercialization in the Territory.  As used herein “Overhead Costs” means [ * ].

1.73.2With respect to Supplied Product manufactured by Versartis, if any, the Manufacturing Cost shall mean Direct Expenses, Indirect Expenses, and Versartis Overhead Costs incurred in, and reasonably allocable to, the manufacture of such Supplied Product.

1.73.2.1“Direct Expenses” are [ * ].  Direct labor expenses include [ * ].  Direct Expenses also includes [ * ].

1.73.2.2“Indirect Expenses” means [ * ], but shall not include any Direct Expenses.

1.73.2.3“Versartis Overhead Costs” are [ * ], cannot be included in Manufacturing Cost as either Direct Expenses or Indirect Expenses. Such Overhead Costs shall include, without limitation, [ * ].  The methodology to be used [ * ].  Further such methodology shall be consistent with GAAP and Versartis’ methodology for other products and shall be consistent from year-to-year.

1.74“Marketing Plan” has the meaning set forth in Section 6.2.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.75“Medical Affairs Activities” means: (a) the coordination of medical information requests and field based medical liaisons in the Territory with respect to Licensed Products commercially launched in the Territory; and (b) those clinical studies conducted in or for the Territory after Regulatory Approval of a Licensed Product has been obtained which are neither intended nor designed to support a Regulatory Filing including medical affairs studies, post marketing studies, and investigator and physician-initiated studies, in all such cases initiated by or under the control or direction of Teijin.

1.76“Net Sales” means with respect to any Licensed Product, the gross amounts invoiced by Teijin or its Affiliates or Sublicensees to any Third Party for sales of Licensed Products in the Territory, less the following deductions, to the extent such deductions are actually paid, incurred, or otherwise taken, and are reasonable and customary:

1.76.1credits, refunds, or allowances to Third Party customers for spoiled, damaged, rejected, recalled, outdated, and reasonably returned Licensed Product;

1.76.2discounts, including cash, volume, quantity, and other trade discounts, charge-back payments, and rebates and allowances actually granted, incurred, or allowed in the ordinary course of business, as well as government-required discounts and allowances (including government rebates and other price reductions), and other reductions, concessions, and allowances that effectively reduce the selling price to Teijin or its Affiliates or Sublicensees;

1.76.3transportation charges, freight, postage, and insurance (but only insurance related to protecting the particular shipment against physical loss or damage) if shown separately in the invoice; and

1.76.4sales, use, or excise Taxes and import/export duties or tariffs and similar governmental charges due or incurred in connection with the sales of such Licensed Product, if shown separately in the invoice.

Components of Net Sales shall be determined in the ordinary course of business in accordance with GAAP, consistently applied.  For purposes of determining when a sale of any Licensed Product occurs for purposes of calculating Net Sales, the sale will be deemed to occur on the date of Teijin’s shipment of the Licensed Product to the customer or wholesaler.  No deductions will be permitted for commissions paid to individuals or agents, nor for the cost of collections.  For purposes of determining Net Sales, a “sale” shall not include transfers or dispositions, at no cost or below cost, of Licensed Products for charitable, pre-clinical, clinical, or regulatory purposes, including for purposes of analytical testing, or for promotional samples or free goods.  Amounts invoiced by Teijin or its Affiliates or its Sublicensees for the sale of Licensed Products to or among such Affiliates or Sublicensees for resale shall not be included in the computation of Net Sales hereunder.

In the event that Teijin sells a Licensed Product (a) to a Third Party in a bona fide arm’s length transaction, for material consideration, in whole or in part, other than cash (but excluding, for the avoidance of doubt, consideration in the form of non-financial legal terms and conditions incident to sale), (b) to a Third Party in other than a bona fide arm’s length transaction, or (c)

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

with discounts of Licensed Products that are disproportional to the discounts of other products sold by Teijin in conjunction with such Licensed Products, the Net Sales price for such Licensed Product shall be deemed to be the standard invoice price then being invoiced by Teijin in an arm’s length transaction with similar customers in the Territory.  In the event that Teijin includes one or more Licensed Products as part of a bundle of products, the price for such Licensed Product shall be deemed to be the standard invoice price for such Licensed Product when sold separately and not as part of a bundle of products.

1.77“New Studies” has the meaning set forth in Section 4.6.1.

1.78“Non-Proposing Party” has the meaning set forth in Section 4.6.1.

1.79“Patents” means all patents, including any utility or design patent, and all applications thereof, including any provisional application, whether in the Territory or any other jurisdiction; any other patent or patent application claiming priority to (a) any such specified patent or patent application or (b) any patent or patent application from which such specified patent or patent application claim priority; and (c) all divisionals, continuations, continuations in-part, registrations, reissues, re-examinations, renewals, supplemental protection certificates, or extensions of (a) or (b).

1.80“Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, limited liability partnership, unincorporated organization, government (or any agency or political subdivision thereof) or other legal entity or organization.

1.81“Phase 1 Clinical Trial” means a human clinical trial performed in accordance with the Applicable Laws in the Territory that provides for the first introduction of a Licensed Product into humans for the purpose of determining human tolerability, metabolism, biomarker, absorption, elimination and other pharmacological action.

1.82“Phase 2 Clinical Trial” means a human clinical trial performed in accordance with the Applicable Laws in patients with a particular disease or condition which is designed to assess the safety, appropriate dosage, efficacy, and tolerability of a Licensed Product given its intended use and to initially explore its efficacy for such disease or condition and will include such a clinical trial intended to be a pivotal trial.

1.83“Phase 3 Clinical Trial” means a registration or pivotal clinical trial performed in accordance with the Applicable Laws and conducted in subjects with a particular disease or condition which is designed in a controlled fashion to establish the efficacy and safety of a Licensed Product given its intended use and to define warnings, precautions, and adverse events that are associated with Licensed Product in the dosage range intended to be prescribed.

1.84“Phase 3 Studies Cap” has the meaning set forth in Section 4.3.1.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.85“Pricing Approval” means the approval, agreement, determination or governmental decision establishing the cumulative price for the Licensed Product to be paid by the applicable insurance provider and the individual end-consumer or patient.

1.86“Primary Efficacy Analysis” means the evaluation of the Primary Efficacy Endpoint set forth in Section 9.5 of the final protocol for the Pediatric GHD U.S. Phase 3 (14VR4) study and its corresponding statistical analysis plan.  A copy of such protocol and statistical analysis plan as exists as of the Effective Date has been delivered to Teijin by email from Versartis as of the Effective Date.

1.87“Primary Efficacy Endpoint” means the [ * ].

1.88“Product Infringement” has the meaning set forth in Section 10.5.2.1.

1.89“Product Liability Claims” has the meaning set forth in Section 13.4.

1.90“Product Trademarks” means the trademarks for the Licensed Product itself, including the trademarks for the Licensed Compound and the trademark for the delivery device therefor, if any, selected pursuant to Section 6.10 for use in connection with the Commercialization of Licensed Products in the Territory in the Field.  Product Trademarks excludes any trademarks, service marks, names or logos that include any corporate name or logo of the Parties or their Affiliates.

1.91“Proposing Party” has the meaning set forth in Section 4.6.1.

1.92“Regulatory Approval” means any approval, product and establishment license, registration, or authorization, including pricing approvals and reimbursement approvals, of any Regulatory Authority required for the manufacture, use, storage, import, transport, or Commercialization of a Licensed Product in accordance with Applicable Laws.

1.93“Regulatory Authority” means any applicable government regulatory authority involved in granting approvals for the manufacture, Commercialization, reimbursement, and/or pricing of the Licensed Product in the Territory.  “Regulatory Authority” in the Territory includes Japan’s Ministry of Health, Labor and Welfare, the Japanese Pharmaceuticals and Medical Devices Agency, or any successor agency of the foregoing having regulatory jurisdiction over the manufacture, distribution, and sale of drugs in the Territory.

1.94“Regulatory Filings” means all documentation, correspondence, submissions, and notifications submitted to or received from a Regulatory Authority that are necessary or reasonably useful in order to Commercialize the Licensed Product in the Field in the Territory.  For the avoidance of doubt, Regulatory Filings include, with respect to each Licensed Product, all INDs, MAAs, Regulatory Approvals, and amendments and supplements of any of the foregoing, as well as the contents of any minutes from meetings (whether in person or by audio conference or videoconference) with a Regulatory Authority.

1.95“Remaining Royalty Term” has the meaning set forth in Section 7.6.1.2.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.96“Remaining Transfer Price Term” has the meaning set forth in Section 7.6.1.1.

1.97“Responding Party” has the meaning set forth in Section 11.3.1.

1.98“Restricted Product” has the meaning set forth in Section 2.7.1.

1.99“Royalty Term” has the meaning set forth in Section 7.5.2.

1.100“SEC” has the meaning set forth in Section 11.4.3.

1.101“Shared Study Expenses” has the meaning set forth in Section 4.5.

1.102“Specifications” means all the attributes, acceptance criteria, and tests, analytical methods and/or limits, and the results thereof, as applicable, for which the raw materials, device, bulk active, intermediates, or process of making the Drug Product, must conform to in order for the Drug Product or Finished Product, as the case may be, to be acceptable for clinical use, or commercial use, as applicable, as may be modified as set forth in this Agreement or the Commercial Supply Agreement.

1.103“Standstill Provisions” has the meaning set forth in Section 16.2.3.

1.104“Sublicensee” means either a Third Party or an Affiliate of Teijin, in each case which is granted a sublicense by Teijin to any of the Licensed Technology pursuant to Section 2.2.

1.105“Submitting Party” has the meaning set forth in Section 11.3.1.

1.106“Supply Contacts” has the meaning set forth in Section 3.7.

1.107“Tax” or “Taxes” means (a) any taxes, assessments, fees, including income, profits, gross receipts, net proceeds, sales, alternative or add on minimum, ad valorem, turnover, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of the operation of law or any express obligation to indemnify any other person.

1.108“Tax Residence Certificate” has the meaning set forth in Section 8.4.5.

1.109“Teijin Group” has the meaning set forth in Section 13.2.

1.110“Teijin Housemark” means any trademark or trade name, and registrations and applications therefor, owned or Controlled by Teijin in the Territory and covering Teijin’s (or its Affiliate’s) corporate name or company logo.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.111“Teijin Indemnitees” has the meaning set forth in Section 13.1.

1.112“Teijin Invention” means any invention or discovery that relates to a Licensed Product and that is conceived, made, or generated during the Term in the performance of activities undertaken pursuant to this Agreement by employees, agents, or independent contractors of Teijin or its Affiliates, or any non-Affiliate Sublicensees of Teijin, but only to the extent assigned or licensed to Teijin by such Sublicensee (with the right to sublicense without payment to any such Sublicensee) (including any enhancement or modification of a Licensed Product’s use, dosage form, or formulation).  Teijin has no obligation to obtain from any non-Affiliate Sublicensee an assignment or license of any inventions made or conceived solely by Sublicensees (other than its Affiliates).

1.113“Teijin Know-How” means any Know-How that is (a) Controlled by Teijin as of the Effective Date or during the Term, and (b) is generated, applied or used in connection with the Development or Commercialization of the Licensed Product or Licensed Compound hereunder.

1.114“Teijin Patent” means any Patent that claims a Teijin Invention.

1.115“Teijin Technology” means the Teijin Know-How and the Teijin Patents.

1.116“Term” has the meaning set forth in Section 14.1.

1.117“Territory” means Japan.

1.118“Third Party” means a Person other than Teijin, Versartis, or their respective Affiliates.

1.119“Third Party Partner” means one or more Third Party licensees or joint venturers, to whom Versartis grants rights for development and commercialization of the Licensed Product in the Versartis Territory.

1.120“TPL” has the meaning set forth in Section 2.2.1.

1.121“Trademark License” has the meaning set forth in Section 2.9.1.

1.122“Transfer Price” has the meaning set forth in Section 7.4.1.

1.123“Transfer Price Rate” has the meaning set forth in Section 7.4.1.

1.124“Transfer Price Term” has the meaning set forth in Section 7.4.6.

1.125“Trigger Event” has the meaning set forth in Section 16.2.4.

1.126“True-Up Payment” has the meaning set forth in Schedule 7.4.4.

1.127“True-Up Refund” has the meaning set forth in Schedule 7.4.4.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.128“TUA” has the meaning set forth in Schedule 7.4.4.

1.129“Upstream Enforcement Rights” has the meaning set forth in Section 10.5.2.1.

1.130“VAT” has the meaning set forth in Section 8.4.7.

1.131“Versartis Group” has the meaning set forth in Section 13.1.

1.132“Versartis Indemnitees” has the meaning set forth in Section 13.2.

1.133“Versartis Invention” means any invention or discovery that relates to a Licensed Product and that is conceived, made, or generated during the Term in the performance of activities undertaken pursuant to this Agreement by employees, agents, or independent contractors of Versartis or its Affiliates, or any sublicensees of Versartis, but only to the extent assigned or licensed to Versartis by such sublicensee (with the right to sublicense without payment to any such sublicensee) (including any enhancement or modification of (a) a Licensed Product’s use, dosage form, or formulation or (b) the process or method for the manufacture of a Licensed Product).   Versartis has no obligation to obtain from any sublicensee an assignment or license of any inventions made or conceived solely by such sublicensee.

1.134“Versartis Know-How” means Know-How owned or Controlled by Versartis or its Affiliates as of the Effective Date or during the Term regarding or specifically related to the Licensed Compound or Licensed Products, or the manufacture, development, commercialization, or use thereof.

1.135“Versartis Patents” means all Patents owned or Controlled by Versartis or its Affiliates as of the Effective Date or during the Term which claim the Licensed Compound or Licensed Products, and, but for the license granted herein, would be infringed by the Development, use, sale, offer for sale, import, or export of the Licensed Compound or Licensed Products by Teijin in and for the Territory, including the patents and patent applications listed on Schedule 1.135 attached hereto.  For clarity, the Versartis Patents include the Joint Patents.

1.136“Versartis Proposed Trademarks” has the meaning set forth in Section 6.10.

1.137“Versartis Territory” means worldwide outside the Territory.

1.138“Versartis Housemark” means any trademark or trade name, including registrations and applications therefor, owned or Controlled by Versartis covering Versartis’ corporate name and/or company logo.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE II
LICENSES AND EXCLUSIVITY

2.1Exclusive License Grant.

2.1.1Subject to the terms and conditions of this Agreement, including Teijin’s obligations to co-fund or reimburse Versartis for its Development Costs in order to obtain rights to use any Data resulting from any Joint Development Work or Independent Development Work as set forth in Section 4.6, Versartis US and GmbH, jointly and severally, hereby grant to Teijin an exclusive (even as to Versartis and its Affiliates), royalty-bearing, sublicensable (as set forth in Section 2.2) license under the Licensed Technology to Develop, use, sell, offer for sale, import, export, and otherwise Commercialize the Licensed Products in the Field in the Territory, and to the extent Versartis supplies to Teijin Drug Product and not Finished Product, conduct or have conducted Finished Manufacture in the Territory for use in the Development and Commercialization of the Licensed Products in the Field in the Territory.

2.1.2For the avoidance of doubt, the license granted to Teijin under this Section 2.1 with respect to the Lead Product Delivery Device or any other delivery device for use in the delivery of any Licensed Compound is restricted solely to the use, sale, import, export, and other Commercialization of such Delivery Device in connection with the delivery of Licensed Compound as contemplated under the definition of “Licensed Product” and not the delivery of any pharmaceutically active ingredient other than the Licensed Compound, or the sale of such Lead Product Delivery Device or any other delivery device on a stand-alone basis.

2.1.3Teijin acknowledges that certain of the Licensed Technology licensed to Teijin has been licensed to Versartis under the In-License Agreements, and that Teijin’s license under such Licensed Technology is therefore a sublicense under and subject in all cases to the terms of the In-License Agreements, and Teijin agrees to comply with all applicable provisions of the In-License Agreements.  It is understood and agreed that as long as Teijin complies with this Agreement, Teijin complies with the In-License Agreements.

2.1.4Under no circumstances shall the rights granted in this Agreement include the right to make, have made, use, sell or import individual rPEG molecules covered by any Versartis Patents on a stand-alone basis.

2.2Sublicensing.  Subject to the terms and conditions of this Agreement and the In-License Agreements, Teijin shall have the right to sublicense the rights granted to it under Section 2.1 to:

2.2.1Any of its Affiliates without Versartis’ consent; provided that (i) Teijin provides Versartis with prior notice of the name of the Affiliate and the rights to be sublicensed; (ii) such Affiliate agrees in writing to comply with the terms and conditions of this Agreement that are applicable to such Affiliate’s activities under such sublicense; and (iii) Teijin remains fully liable for the performance of such Affiliate in accordance with this Agreement.  Any sublicense granted by Teijin to one of its Affiliates shall terminate if such entity is no longer an Affiliate of Teijin and Versartis’ approval is not obtained for the continuation of such sublicense

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

in accordance with subsection 2.2.2 below. Versartis hereby consents to the grant by Teijin of a sublicense of all the rights granted hereunder to Teijin Pharma Limited (“TPL”), a wholly owned subsidiary of Teijin and organized and existing under the laws of Japan, having its registered office at 2-1, Kasumigaseki 3-chome, Chiyoda-ku, Tokyo 100-8585, Japan and Teijin hereby guarantees that TPL will comply with the terms and conditions of this Agreement that are applicable to TPL’s activities under such sublicense.  Versartis agrees that the foregoing clauses (i) and (ii) shall not apply to such grant of sublicense to TPL.

2.2.2Third Parties with Versartis’ prior written consent, such consent not to be unreasonably withheld, conditioned, or delayed; provided, that (i) such sublicensee agrees in writing to comply with the term and conditions of this Agreement that are applicable to such sublicensee’s activities under such sublicense; and (ii) Teijin remains fully liable for the performance of such sublicensee in accordance with this Agreement.

2.3Retained Rights. Versartis hereby expressly retains:

2.3.1the right under the Licensed Technology to exercise its rights and perform its obligations under this Agreement, whether directly or through one or more licensees (other than Teijin) or subcontractors, including the right to Develop, in accordance with Sections 4.2 and 4.4, respectively, manufacture, import, and export the Licensed Compound and Licensed Products in the Territory; and

2.3.2all rights to practice, and to grant licenses, under the Licensed Technology outside of the scope of the licenses granted in Section 2.1, including the exclusive right to make and have made the Licensed Compound and Licensed Products anywhere in the world, and the exclusive right to practice the Versartis Patents and Versartis Know-How with respect to compounds and products other than the Licensed Compound and Licensed Products.

2.4Patent License Registration.  Versartis agrees to register by itself or to cooperate with Teijin to register the exclusive license of the Versartis Patents granted under Section 2.1 to Teijin in the Territory as a “Senyou Jisshiken” in accordance with Article 77 of the Japanese Patent Law of 1959, or a “Kari-Senyo Jisshiken” in accordance with Article 34-2 thereof, in Japan, at Teijin’s request and expense.

2.5License to Versartis under Teijin Technology.

2.5.1Subject to the terms and conditions of this Agreement, including Versartis’ obligations to co-fund or reimburse Teijin for its Development Costs in order to obtain rights to use any Data resulting from any Joint Development Work or Independent Development Work as set forth in Section 4.6, Teijin hereby grants to Versartis an exclusive, royalty-free license (with the right to sublicense to any Third Party Partner) in the Field under the Teijin Technology to Develop, use, sell, offer for sale, have sold, import, and otherwise Commercialize Licensed Products in the Versartis Territory, and to make and have made Licensed Compound, Licensed Product, or Finished Product, anywhere in the world for such Development, use, sale, or import in the Versartis Territory.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.5.2Versartis may not grant sublicenses under Section 2.5.1 unless (i) Versartis provides Teijin with prior notice of the name of the Third Party Partner and the rights to be sublicensed; (ii) such Third Party Partner agrees in writing to comply with the terms and conditions of this Agreement that are applicable to such Third Party Partner’s activities under such sublicense; and (iii) Versartis remains fully liable for the performance of such Third Party Partner with respect to such Teijin Technology in accordance with this Agreement.

2.6No Implied License.  Neither Party grants to the other Party any rights or licenses in or to any intellectual property, whether by implication, estoppel, or otherwise, other than the license rights that are expressly granted under this Agreement.

2.7Exclusivity Obligations of Teijin.

2.7.1During the Term, Teijin agrees that it shall not clinically develop, sell, distribute, or otherwise commercialize in the Territory, either by itself or through any of its Affiliates or any Third Party, any product, other than a Licensed Product, that contains or comprises [ * ] (a “Restricted Product”).

2.7.2Notwithstanding the above, in the event that (i) Teijin or its Affiliate obtains rights to commercialize any Restricted Product as a result of a merger with, or acquisition of or by, any Third Party, and (ii) as of such time, such Restricted Product has already been marketed, promoted, commercialized or sold by such Third Party in the Territory, and (iii) Teijin or its Affiliate desires to thereafter continue to market, promote, commercialize or sell such Restricted Product in the Territory, Teijin shall, within [ * ] days after the closing of such merger or acquisition, notify Versartis in writing whether Teijin or its Affiliate desires to continue to market, promote, Commercialize or sell the Licensed Product in parallel with such Restricted Product in the Territory. In the event Teijin notifies Versartis in writing within such [ * ] day period that Teijin or its Affiliate desires to thereafter continue to market, promote, Commercialize or sell the Licensed Product in parallel with such Restricted Product, Versartis agrees to promptly discuss in good faith with Teijin the consequences of such parallel marketing, promotion, commercialization, and/or sale.  If Versartis and Teijin are unable to mutually agree that such Restricted Product is non-competitive with the Licensed Product within [ * ] days after initiating such good faith discussion, the issue will be submitted to dispute resolution under ARTICLE XV.  If it is determined through dispute resolution that the Restricted Product is competitive with the Licensed Product, Teijin shall be required to elect within [ * ] days of such determination, upon written notice to Versartis, either to (x) stop selling (or have its Affiliate stop selling) the Restricted Product in the Territory within [ * ] months of such determination, [ * ], or to divest such Restricted Product to a Third Party within [ * ] of such determination; provided however, that [ * ]; or (y) continue selling the Restricted Product, in which event, Versartis shall have the right to terminate this Agreement within [ * ] thereafter by giving [ * ] days’ advance written notice to Teijin, in which event the effects of such termination shall be as set forth in Section 14.2.2 (as though such termination were a unilateral termination by Teijin).  Termination pursuant to this Section 2.7.2 shall not be regarded as a material breach by Teijin of Section 2.7.1.  If, however, Versartis and Teijin mutually agree that such Restricted Product is non-competitive with the Licensed Product in the Territory, such product shall not be designated

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

as a “Restricted Product” and Teijin shall be under no restrictions under this Agreement with respect thereto, unless and until such time as such product does in fact become competitive with the Licensed Product, in which case the foregoing process shall apply.

2.8Exclusivity Obligations of Versartis.

2.8.1During the Term, Versartis agrees that it shall not clinically develop, sell, distribute, or otherwise commercialize in the Territory, either by itself or through any of its Affiliates or any Third Party, any Restricted Product, [ * ].

2.8.2Notwithstanding the above, in the event that Versartis merges with or is acquired by a Third Party in a transaction pursuant to which such Third Party becomes an Affiliate with control over Versartis (as defined in Section 1.3), and which Third Party, as of the time of the closing of such transaction, is in [ * ] or later clinical development of, or commercializing any Restricted Product (such Third Party, a “Controlling Affiliate”) for use in the Territory, the continued development and commercialization of such Restricted Product by such Controlling Affiliate shall not be a breach of Versartis of its obligations under Section 2.8.1, provided that such Controlling Affiliate shall not use, reference or practice the Licensed Technology or the Teijin Technology for the purpose of developing or commercializing such Restricted Product.

2.9Trademark Licenses.

2.9.1Versartis US and Versartis GmbH, jointly and severally, grant to Teijin an exclusive (even as to Versartis) license to use the Product Trademarks and Versartis Housemarks solely in connection with Teijin’s exercise of the license granted to it pursuant to Section 2.1 above, including the limited right to sublicense to Sublicensees as provided for in such license (the “Trademark License”).  Teijin will use the Product Trademarks and Versartis Housemarks (a) solely in the manner specified in this Agreement in connection with Licensed Products and not for any other goods or services, and (b) only in the form and manner as reasonably prescribed in writing to Teijin in advance from time to time by Versartis (provided, however, that Teijin shall have a reasonable period of time to modify any of its promotional, marketing, regulatory, or other practices, including in light of Applicable Laws, or cease use of the Product Trademarks and Versartis Housemarks, as may be reasonably necessary to comply with any such form and manner prescriptions or any changes thereto).  Without limiting the foregoing, any use by Teijin of a Product Trademark and Versartis Housemark for a Licensed Product should be accompanied by a trademark notice that states that such Product Trademark or Versartis Housemark is a trademark (or a registered trademark, if applicable) of Versartis, Inc.  Any use by Teijin of the Product Trademarks and Versartis Housemarks, and Versartis’ maintenance of the Product Trademarks and Versartis Housemarks, shall be in compliance with all Applicable Laws, including those relating to the licensing of trademarks, in the Territory.  Teijin and Versartis agree to promptly correct any failure to comply with this Section 2.9.1.  For the avoidance of doubt, Teijin shall have no responsibility or obligation for (and Versartis shall be solely responsible for) the filing, maintenance, registration, prosecution, and enforcement of the Product Trademarks and Versartis Housemark, which shall be at Versartis’ sole cost and expense.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.9.2Teijin acknowledges Versartis’ ownership of all right, title, and interest in and to the Product Trademarks and Versartis Housemark, and agrees that it will do nothing inconsistent with such ownership, that all use of the Product Trademarks and Versartis Housemark by Teijin will inure to the benefit of and be on behalf of Versartis, and that any goodwill associated with the use of any Product Trademark by Teijin will inure to the benefit of Versartis.  Teijin agrees that nothing in this Agreement will give Teijin any right, title, or interest in the Product Trademarks and Versartis Housemarks other than the right to use the Product Trademarks and Versartis Housemarks in accordance with this Agreement.  Anything in this Agreement to the contrary notwithstanding, if by virtue of Teijin’s use of the Product Trademarks and Versartis Housemarks, Teijin acquires any equity, title, or other rights in or to the Product Trademarks and Versartis Housemarks, Teijin hereby agrees all such equity, title, or other rights in or to the Product Trademark and Versartis Housemark belong to Versartis upon creation of the value, and Teijin agrees to and hereby does assign and transfer any such Product Trademark or Versartis Housemark rights to Versartis.  Teijin agrees not to use or file any application to register any trademark or trade name that is confusingly similar to any Product Trademark or Versartis Housemark.

ARTICLE III
JOINT STEERING COMMITTEE

3.1Formation and Purpose.  Within thirty (30) days of the Effective Date, the Parties will establish a joint steering committee (the “JSC”) to coordinate and oversee the Development and Commercialization of Licensed Products under this Agreement.  Except as otherwise provided herein, the role of the JSC will be to:

3.1.1coordinate the management and implementation of the Parties’ activities under this Agreement, including Development and Commercialization activities;

3.1.2review, coordinate, discuss, and approve the overall strategy for seeking Regulatory Approval of the Licensed Products in the Field in the Territory;

3.1.3review, approve, and oversee each Development Plan, including its associated timeline and budget, and any amendments or revisions thereto;

3.1.4review, approve, and oversee the Marketing Plan;

3.1.5review and coordinate forecasting of Teijin’s expected requirements for units of Licensed Product;

3.1.6address any possible required changes in the Specifications;

3.1.7create and oversee any subcommittees or working groups as the JSC may deem appropriate;

3.1.8address any issues expressly delegated to the JSC under this Agreement; and

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.1.9consult and coordinate with respect to Licensed Product development and commercialization in the Versartis Territory (for clarity, neither the JSC nor Teijin shall have any decision-making authority with respect to such activities and matters in the Versartis Territory).

3.2Membership and Procedures.

3.2.1Membership.  Promptly after the Effective Date, each Party will designate [ * ] representatives with appropriate expertise to serve as members of the JSC.  The Parties may elect to vary the number of representatives that serve on the JSC, provided that in all cases the JSC maintains an equal number of representatives from each Party.  Each Party may replace its representatives on the JSC at any time upon written notice to the other Party.

3.2.2Chairperson; Minutes.  One member of the JSC will serve as the chairperson, who will be responsible for organizing meetings, preparing and circulating an agenda in advance of each meeting, and preparing minutes of each meeting.  Each JSC representative shall review and approve such minutes in writing; provided that if a representative does not object to the accuracy of such minutes within fifteen (15) days after the circulation of such minutes, such minutes shall be deemed approved by such representative.  [ * ].

3.2.3Meetings.  Until the MAA for Licensed Product is approved in the Territory, the JSC will hold meetings on a Calendar Quarter basis.  Thereafter, the JSC will hold meetings at least [ * ] Calendar Year (i.e., approximately every [ * ] months), or more frequently as the Parties may agree.  Meetings of the JSC shall be effective only if at least one (1) representative of each Party is present or participating.  The JSC may meet either (i) in person at either Party’s facilities or at such locations as the Parties may otherwise agree; or (ii) by audio or video teleconference.  With the prior consent of the other Party’s representatives (such consent not to be unreasonably withheld or delayed), each Party may invite non-members to participate in the discussions and meetings of the JSC, provided that such participants shall have no vote and shall be subject to the confidentiality provisions set forth in Article XI.  Additional meetings of the JSC may also be held with the consent of each Party, or as required under this Agreement, and neither Party will unreasonably withhold or delay its consent to hold such an additional meeting.

3.2.4Limitation of Authority.  The JSC will have only such powers as are specifically delegated to it hereunder and will not be a substitute for the rights of the Parties.  Without limiting the generality of the foregoing, the JSC will not have any power to amend this Agreement (without limiting its right to approve amendments to the Development Plans) and the JSC is otherwise subject to the express terms and conditions of this Agreement.  Any amendment to the terms and conditions of this Agreement may only be implemented pursuant to Section 16.9.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.3Decision-Making.

3.3.1The JSC will make good faith efforts to make all decisions on matters before it by consensus.  Subject to the terms of this Section 3.3, actions to be taken by the JSC shall be taken only following a unanimous vote with each Party’s representatives collectively having one (1) vote (for clarity, with each Party having only one (1) vote).  If the JSC fails to reach unanimous consent on a particular matter within [ * ] days of a Party having requested a formal vote on such matter (or, if such matter is urgent, within [ * ] days of such request), then either Party may submit such matter for resolution to the Executive Officers pursuant to Section 15.2, except as provided in Section 3.3.2.

3.3.2If the JSC is unable to reach a decision by unanimous vote pursuant to Section 3.3.1, then the Party listed below shall have the final say on the following matters:

3.3.2.1Versartis shall have final decision making authority with respect to the Development of Licensed Products in the Territory until the final clinical study report that is required for submission of the MAA for the Initial Indication in the Territory is completed.

3.3.2.2Teijin will have final decision making authority with respect to the Development of Licensed Products in the Territory following the period of Versartis’ final say under Section 3.3.2.1.

3.3.2.3Teijin will have final decision making authority with respect to Commercialization of Licensed Products in the Territory.

3.3.2.4Notwithstanding the foregoing or any other term of this Agreement, in the event that Versartis reasonably believes that there is a reasonable likelihood that Teijin’s intended activity or conduct with respect to the Development or Commercialization of any Licensed Product could have a material adverse effect on Versartis’ Development or Commercialization activities with respect to Licensed Products outside the Territory, such issue will be submitted to the Executive Officers for attempted resolution pursuant to Section 15.2.  If the Executive Officers are unable to resolve any such dispute, Versartis shall have final decision making authority with respect to such dispute.

3.3.3For the avoidance of doubt, any dispute regarding the interpretation of this Agreement, the performance or alleged nonperformance of a Party’s obligations under this Agreement, or any alleged breach of this Agreement will be resolved in accordance with the terms of ARTICLE XV and shall not be subject to the JSC’s decision-making authority.

3.4Expenses.  Each Party will be responsible for all of its own travel and other costs and expenses for its respective members, designees, and non-member invitees to attend meetings of, and otherwise participate on, the JSC and any subcommittees or working groups.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.5Discontinuation of the JSC.  The activities to be performed by the JSC shall solely relate to governance under this Agreement, and are not intended to be or involve the delivery of services.  The JSC shall continue to exist until the first to occur of:  (a) the Parties mutually agree to disband the JSC; or (b) Versartis provides written notice to Teijin of its intention to disband and no longer participate in the JSC.  Once the Parties mutually agree or Versartis has provided written notice to disband the JSC, the JSC shall have no further obligations under this Agreement and, thereafter, each Party shall designate a contact person for the exchange of information under this Agreement or such exchange of information shall be made through the Alliance Managers, and decisions of the JSC shall be decisions as between the Parties, subject to the other terms and conditions of this Agreement.  In the event the JSC is disbanded as provided above, any decisions that are designated under this Agreement as being subject to the review or approval of the JSC shall be subject to the review and approval of the Parties directly.

3.6Alliance Managers.  Promptly after the Effective Date, each Party shall appoint an individual who shall be an employee of such Party having appropriate qualification and experience to act as the alliance manager for such Party (the “Alliance Manager”).  Each Alliance Manager shall be responsible for coordinating and managing processes and interfacing between the Parties on a day-to-day basis throughout the Term.  The Alliance Manager will ensure communication to the JSC of all relevant matters raised at any joint subcommittees or working groups.  Each Alliance Manager shall be permitted to attend meetings of the JSC as non-voting participants.  The Alliance Managers shall be the primary contact for the Parties regarding the activities contemplated by this Agreement and shall facilitate all such activities hereunder.  Each Party may replace its Alliance Manager with an alternative representative at any time with prior written notice to the other Party.  Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager.  Each Alliance Manager shall be charged with creating and maintaining a collaborative work environment within the JSC and its subcommittees.  Each Party will be responsible for all of its own costs with respect to its Alliance Manager.

3.7Supply Contacts.  Each Party shall designate one (1) qualified and experienced supply chain professional to serve as that Party’s primary supply contact regarding the supply of Licensed Products within this Agreement (“Supply Contacts”).  Each Party may replace its Supply Contact with an alternative representative at any time with prior written notice to the other Party.  Supply Contacts shall be responsible for facilitating information exchange and discussion between the Parties regarding the supply of Licensed Products under this Agreement.  [ * ]  Each Party will be responsible for all of its own costs with respect to its Supply Contact.

ARTICLE IV
DEVELOPMENT

4.1Overview. Subject to, and in accordance with, the terms and conditions of this Agreement, the Parties will perform all Development activities with respect to the Licensed Products, and share the Data resulting from such activities, to facilitate the Development and Commercialization of Licensed Products in the Territory.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.2Conduct of Existing Studies.  Versartis shall be responsible for completing, at its expense, the following studies with respect to the Lead Product, in each case as identified more specifically in Schedule 4.2:

4.2.1the Pediatric GHD Phase 2/3 trial in Japan and its corresponding extension study (regardless of whether any of the protocols for the Pediatric GHD Phase 2/3 trial in Japan and its corresponding extension study is amended or not) (collectively, the “Japanese Ongoing Studies”), subject to Section 4.3.  The Parties acknowledge that such extension study may extend beyond the point in time at which Teijin is intended to assume responsibility for regulatory activities in accordance with Section 5.1.2.  If within [ * ] months prior to such point in time the Parties reasonably anticipate that such extension study will extend beyond such point in time, the Parties shall discuss Versartis transferring to Teijin the role of sponsor for such extension study.  In the event that Teijin assumes such role, Teijin shall be solely responsible for completing such study; provided, however, that Versartis shall reimburse Teijin for the Development Costs associated with such completion in accordance with, and up to the amount of Versartis’ then-current Development budget.  Any Development Costs that exceed Versartis’ then-current Development budget following such transfer shall be the sole responsibility of Teijin;

4.2.2the Pediatric GHD trial in the US/Europe (as well as its corresponding extension study);

4.2.3the Adult GHD Phase 2 trial in the US/Europe (as well as its corresponding extension study); and

4.2.4any non-clinical studies ongoing as of the Effective Date.

4.3Exceptions to Funding of Japanese Ongoing Studies.  Notwithstanding Section 4.2.1, in the event that:

4.3.1the Phase 3 portion of the ongoing Pediatric GHD Phase 2/3 trial in Japan (referred to as J14VR5), and its extension study (referred to as J15VR6) are required by Regulatory Authorities in the Territory to be conducted as (a) separate study(ies), Versartis shall be responsible for conducting such separate Phase 3 study(ies) and its or their extension study(ies), regardless of whether such separate Phase 3 study(ies) is(are) associated with (an) extension study(ies), at its expense, but only up to the amount provided in the Initial Development Budget for both J14VR5 and J15VR6 (such total amount the “Phase 3 Studies Cap”).  Any Development Costs required to be expended for such separate studies in excess of the Phase 3 Studies Cap will be treated as Shared Study Expenses (as defined below);

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.3.2the Phase 3 portion of the Phase 2/3 J14VR5 study is scaled down, and its extension study J15VR6 is cancelled, and a new Phase 3 portion (and its related extension study) is required by Regulatory Authorities in the Territory to be conducted as (a) separate study(ies), Versartis shall be responsible for conducting the scaled down J14VR5 study, and such new Phase 3 study and its extension study, regardless of whether such extension study is included in such separate Phase 3 study, at its expense, but only up to the Phase 3 Studies Cap.  Any Development Costs required to be expended for such new studies in excess of the Phase 3 Studies Cap will be treated as Shared Study Expenses; and

4.3.3Regulatory Authorities in the Territory, at the end of the Phase 2 meeting in Japan, require that the Phase 3 portion of the Phase 2/3 J14VR5 (and related extension study J15VR6) not be conducted, but that a wholly new Phase 2/3 trial and its extension study in Japan be conducted, Versartis shall be responsible for conducting such new Phase 2/3 trial and its extension study(ies), but (i) the Development Costs of the Phase 2 portion of such new study shall be Shared Study Expenses and (ii) the Development Costs of the Phase 3 portion of such new study and its extension study shall be at Versartis’ expense, but only up to the Phase 3 Studies Cap.  Any Development Costs required to be expended for such new studies in excess of the Phase 3 Studies Cap will be treated as Shared Study Expenses.

4.4Required Additional Studies for the Lead Product in the Initial Indication.  If any additional studies other than the Japanese Ongoing Studies are required by Regulatory Authorities in the Territory to be conducted prior to submission of the initial MAA for the Lead Product in the Initial Indication, Versartis shall conduct such additional studies, whether such studies are clinical or non-clinical; provided that the Development Costs of such additional studies (whether clinical or non-clinical) shall be treated as Shared Study Expenses; provided, however, that if for any reason the Initial Development Budget has not been exhausted at the completion of the Japanese Ongoing Studies, Versartis shall be solely responsible for the cost of such additional studies until the Initial Development Budget is exhausted, and any Development Costs incurred thereafter shall be treated as Shared Study Expenses.  In the event that any additional studies are required by Regulatory Authorities in the Territory following submission of the initial MAA for the Lead Product in the Initial Indication (including for example, any additional activities necessary for the Licensed Product to meet the requirements that are necessary or helpful for obtaining Pricing Approval in the Territory), Teijin shall conduct all such additional studies at its expense.

4.5Shared Study Expenses.  As used in this ARTICLE IV, any Development Costs referred to as “Shared Study Expenses” means that such Development Costs, up to an overall aggregate total of [ * ] dollars ($[ * ]) across any studies conducted under Section 4.3 or Section 4.4 are shared equally by the Parties, and any Development Costs incurred in excess of such [ * ] dollars ($[ * ]) shall be solely the responsibility of Teijin.  Each Party shall reimburse the other Party promptly, but in any event within [ * ] days of receipt of invoice for, the reimbursing Party’s share of any Shared Study Expenses that are incurred by the other Party.  For clarity, Versartis would be responsible for a maximum of up to [ * ] dollars ($[ * ]) of any Shared Study Expenses, whether incurred under Section 4.3 or Section 4.4 or both.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.6Elective Additional Development in New Indications or Outside the Lead Product.

4.6.1Proposals.  If either Party (the “Proposing Party”) is interested in conducting additional Development activities with respect to the Lead Product or the Licensed Compound for use or potential use or benefit in the Territory (in the case of Teijin) or the Versartis Territory (in the case of Versartis or its Third Party Partners) beyond what is provided for in Sections 4.2 and 4.3 (such as additional clinical studies in support of label expansion into new indications, additional studies in support of new formulations of the Licensed Compound, and the like, in all cases (the “New Studies”), then the Proposing Party shall provide the other Party (the “Non-Proposing Party”) with a written detailed plan and budget for such New Studies (the “Development Proposal”).  Within [ * ] calendar days of receipt of any such Development Proposal, the JSC or delegated subcommittee shall meet to review the Development Proposal and permit the Non-Proposing Party the opportunity to ask questions and request additional information from the Proposing Party related to the New Studies and associated plan and budget, including whether Data generated under such New Studies is reasonably likely to have a material and adverse effect on the Development or Commercialization of the Licensed Compound or Licensed Product in the Non-Proposing Party’s territory.  In the event that the Parties agree to conduct the work set forth in the Development Proposal jointly (the “Joint Development Work”), the Development Costs of such Joint Development Work (the “Joint Work Costs”) shall be shared by the Parties as set forth in Section 4.6.2.1.  If the Non-Proposing Party decides not to conduct the work set forth in the Development Proposal jointly with the Proposing Party, subject to Section 3.3.2.4, the Proposing Party may conduct such work in its respective territory solely (the “Independent Development Work”) and the Development Costs of such Independent Development Work (the “Independent Work Costs”) shall be subject to Sections 4.6.2.2 and 7.2.2.

4.6.2Funding.

4.6.2.1Joint Work Costs.  With respect to all Joint Development Work, the Non-Proposing Party shall be responsible for reimbursing the Proposing Party for [ * ] percent ([ * ]%) of the aggregate Joint Work Costs in accordance with Section 7.2.1.

4.6.2.2Independent Work Costs.  With respect to all Independent Development Work, the Proposing Party shall be solely responsible for all Independent Work Costs associated with such Independent Development Work; provided, however, that if the Non-Proposing Party wishes to access and use any Data generated by such Independent Development Work, the Non-Proposing Party shall be entitled to do so, but only upon reimbursing the Proposing Party for [ * ] percent ([ * ]%) of the Independent Work Costs of such Independent Development Work in accordance with Section 7.2.2.  Upon the Non-Proposing Party reimbursing the Proposing Party for [ * ] percent ([ * ]%) of such Independent Work Costs, the Non-Proposing Party shall be entitled to access and use such Data as set forth in Section 4.14.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.7Initial Development Plan.  An initial development plan and budget for the Japanese Ongoing Studies is attached hereto as Schedule 4.7 (the “Initial Development Plan” and “Initial Development Budget” as applicable) and incorporated herein by reference.  From time to time, either Party may submit to the JSC for discussion any proposed modifications to the Initial Development Plan and the Initial Development Budget, and the JSC shall discuss such proposed modifications at its next meeting, and any such modification may be approved by the JSC as provided in Section 3.1.3, it being understood that Versartis shall have the final say with respect thereto in accordance with Section 3.3.2.1.

4.8Other Development Plans.  Any required additional studies conducted under Section 4.4, or any Independent Development Work for which Teijin is the Proposing Party, or any Joint Development Work shall be conducted pursuant to a detailed development plan (each, a “Development Plan”) which shall contain the following information:

4.8.1scope and timelines for performance of all studies, and protocol summaries;

4.8.2estimated timing of meetings with Regulatory Authorities in the Territory for such Licensed Product; and

4.8.3non-binding forecasts of needs for preclinical or clinical supply of Drug Product; and

4.8.4a budget for all such Development activities.

4.9Review of Protocols and Clinical Trials in the Territory.  Teijin shall provide Versartis directly, or through the JSC, with a reasonable opportunity to review and comment upon a draft protocol for each of the non-clinical studies and clinical trials occurring within the Territory and conducted by or on behalf of Teijin and the summary of any material modification of such draft protocol.  Notwithstanding the foregoing, subject to Section 3.3.2.4, Teijin shall have the right to determine and finalize, in its sole discretion, the protocols for such non-clinical studies and clinical trials to be conducted by Teijin and required for the Regulatory Approval of the Licensed Product in the Territory.

4.10Development Outside the Territory. As between the Parties, and except as provided in Section 4.6, Versartis shall be solely responsible and shall have sole discretion and control (at Versartis’ sole cost and expense) for all non-clinical, clinical, and other development and commercialization activities (including regulatory activities) with respect to Licensed Products in the Versartis Territory and, as between the Parties, the results of such activities shall be the sole property of Versartis.  In the event that such development activities constitute Joint Development Work, Versartis shall reasonably consider, and where reasonably feasible use Commercially Reasonable Efforts to accommodate, any request by Teijin to arrange clinical trials outside the Territory as global studies (rather than local studies directed to a particular jurisdiction) which can be directly used to support Regulatory Approval in the Territory.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.11Transfer of Data Relating to the Lead Product in the Initial Indication.

4.11.1Data Generated as of the Effective Date.  Within [ * ] days after the Effective Date, Versartis shall make electronically available, and in the form of printed copy in English and signed by Versartis if requested by the Regulatory Authorities in the Territory, copies of all Regulatory Filings owned or submitted by Versartis in the Territory and in existence as of the Effective Date.  Teijin shall have the right to use and reference any and all such Regulatory Filings and Data to obtain and maintain Regulatory Approval for the Licensed Products and otherwise Commercialize the Licensed Products in the Territory in accordance with the terms of this Agreement.

4.11.2Data Resulting from Existing Studies. On a [ * ] basis during the Term, and subject to Applicable Laws, Versartis shall provide to Teijin, to the extent not already provided and at no additional cost to Teijin, copies of all Data generated by or on behalf of Versartis with respect to and in the course of conducting the Japanese Ongoing Studies and all other existing studies set forth in Section 4.2 (including all study reports analyzing such Data). Teijin shall have the right to use and reference any and all such Data to obtain and maintain Regulatory Approval for the Licensed Products and otherwise Commercialize the Licensed Products in the Territory in accordance with the terms of this Agreement.

4.12Other Future Data Generated by Either Party after the Effective Date.  On a [ * ] basis during the Term, and subject to Applicable Laws, each Party shall provide to the other Party, to the extent not already provided and at no additional cost to such other Party, electronic access to all Data generated by or on behalf of the Party with respect to and in the course of conducting studies with respect to the Lead Product in the Initial Indication (including all study reports analyzing such Data), which are necessary or reasonably useful for such other Party to obtain or maintain Regulatory Approval of the Licensed Product in its respective territory.  Such other Party shall have the right to use and reference any and all such Data to obtain and maintain Regulatory Approval for the Licensed Products and otherwise Commercialize the Licensed Products in its respective territory in accordance with the terms of this Agreement.

4.13Joint Development Work Data.  On a [ * ] basis during the Term, and subject to the terms set forth in this Section 4.13 and Applicable Laws, each Party shall provide to the other Party, to the extent not already provided and at no additional cost to such other Party, copies of all Data generated by or on behalf of the Party with respect to and in the course of conducting Joint Development Work.  The Party receiving the Data from the other Party’s performance of the Joint Development Work shall have the right to use and reference any and all such Data to obtain and maintain Regulatory Approval for the Licensed Products and otherwise Commercialize the Licensed Products in its respective territory in accordance with the terms of this Agreement.  For the avoidance of doubt, Versartis may provide such Joint Development Work Data it receives from Teijin (and extend the foregoing rights) to its Third Party Partners, and Teijin may provide such Joint Development Work Data it receives from Versartis (and extend the foregoing rights) to its Sublicensees for use within the scope of the sublicense to such Sublicensee.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.14Independent Development Work Data.  Each Party shall provide access to the other Party and its sublicensee(s), without any additional consideration required, to any and all safety and pharmacovigilance  Data resulting from its and, for Versartis, its Affiliates’ and Third Party Partners’ and for Teijin, its Affiliate’s and other Sublicensee’s Independent Development Work, and the Party receiving such Data shall have the right (i) to use such Data only to the extent reasonably necessary for the receiving Party to comply with its regulatory reporting and compliance obligations, including safety reporting obligations, in its territory, and (ii) of reference to all Regulatory Filing in the Territory or in the Versartis Territory, as the case may be, but shall not have the right to use such Data to apply for a Regulatory Approval, or any Commercialization activities.  However, in the event the Non-Proposing Party reimburses the Proposing Party for [ * ] percent ([ * ]%) of the costs of its Independent Development Work as provided in Section 4.6.2.2, upon the Non-Proposing Party reimbursing the Proposing Party as provided in Section 4.6.2.2, the Non-Proposing Party shall have the right to use and reference any and all Data (including efficacy Data) resulting from the other Party’s Independent Development Work, in order to obtain and maintain Regulatory Approval for the Licensed Products in such Non-Proposing Party’s territory and otherwise Commercialize the Licensed Products in its respective territory in accordance with the terms of this Agreement.  In addition, each Party shall provide the other Party, at no cost, all and any Data generated from its Independent Development Work to be submitted to the Regulatory Authorities in its territory solely for reference purposes, which shall mean, in the case of the Territory, submission of such Data as “Sankou Siryou,” but not as “Hyouka Siryou.”  As used in this Section 4.14, the term “Sankou Siryou” means any data or other information used as a supplement to, and specified as such in, a Regulatory Filing in the Territory, and the term “Hyouka Siryou” means any data or other information that is intended to serve as evidence of the efficacy and the safety of the drug, and specified as such, in a Regulatory Filing in the Territory. For the avoidance of doubt, Versartis may provide, at no cost, such Independent Development Work Data it receives from Teijin (and sublicense the foregoing rights in this Section 4.14) to its Third Party Partners, and Teijin may provide, at no cost, such Independent Development Work Data it receives from Versartis (and sublicense the foregoing rights in this Section 4.14) to its Affiliates and non-Affiliate Sublicensees for use within the scope of the sublicense to such Sublicensee.

4.15Ownership of Data.  As between the Parties, the Party generating any Data, whether Independent Development Work Data, Joint Development Work Data, or otherwise, shall own such Data, subject to the licenses and other rights granted by such Party to the other Party under this Agreement with respect to the use of or access to such Data, including Section 4.14 and Section 4.6.

4.16Performance and Diligence.

4.16.1Each Party shall use Commercially Reasonable Efforts to perform all Development activities for which it is responsible under this Agreement.  Without limiting the foregoing, Versartis shall use Commercially Reasonable Efforts to complete the existing studies set forth in Section 4.2 and any additional studies necessary as set forth in Section 4.3, and Teijin shall use Commercially Reasonable Efforts to conduct its allocated tasks under any Joint Development Work and all Independent Development Work for which Teijin is the Proposing

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Party.  In addition, Teijin shall use Commercially Reasonable Efforts to prepare and file the MAA (and any amendment thereto) and seek and maintain Regulatory Approval for the Licensed Product in the Territory.

4.16.2Each Party shall perform its Development obligations in accordance with the regulations promulgated by the relevant Regulatory Authorities for the development, manufacture, testing and commercialization of pharmaceutical products in the Territory, in good scientific manner and in compliance in all material respects with all applicable laws, including without limitation applicable national and international (e.g., ICH, GCP, GLP, and GMP) guidelines.

4.16.3Teijin may not conduct any material Development activities with respect to any Licensed Product that are not set forth in a Development Plan pursuant to Section 4.8, or that are inconsistent with this Agreement, without Versartis’ prior written consent.

4.17Records, Reports and Information. Each Party shall maintain complete, current and accurate records of all work conducted by it under the Initial Development Plan or other Development Plan prepared pursuant to Section 4.8, and all Data resulting from such work.  Such records shall fully and properly reflect all work done and results achieved in the performance of such development plan in good scientific manner appropriate for regulatory purposes.  Each Party shall document all preclinical studies and clinical trials in formal written study reports according to applicable national and international (e.g., ICH, GCP, GLP, and GMP) guidelines.  Each Party shall have the right to review such records maintained by the other Party at reasonable times, upon written request, which shall not exceed once a year. Each Party shall present reports in English at the JSC meetings on its Development and regulatory activities with respect to the Licensed Product, including without limitation any significant formal or informal meetings between such Party and the Regulatory Authority in its Territory, at a level of detail to be agreed by the JSC; provided, however, that any such presentation shall include at least a summary of the resulting Data for, all preclinical studies and all clinical trials conducted by such Party with the Licensed Product.

ARTICLE V
REGULATORY MATTERS

5.1Regulatory Activities.

5.1.1Versartis Obligations as Sponsor.  Subject to Section 4.2.1, for so long as Versartis is conducting Development activities pursuant to Section 4.2.1 or Section 4.4, and until the MAA for the Lead Product is filed by Teijin in accordance with Section 5.2.1.1, Versartis, at its sole cost and expense, will continue to hold the CTN in the Territory and comply with its obligations as the sponsor of such Development activities.  Prior to the filing of the MAA for the Lead Product in the Territory, Versartis shall assign over to Teijin the CTN, at such time as is agreed upon by the JSC, taking into consideration the conduct of any extension studies by Versartis.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.1.2Teijin Activities.  Upon Teijin assuming responsibility for the preparation and filing of the MAA for the Lead Product in the Territory in accordance with Section 5.2.1.1 and thereafter, and subject to, and in accordance with, the terms and conditions of this Agreement and the requirements of all Applicable Laws, Teijin, at its sole cost and expense, will use Commercially Reasonable Efforts to take all actions necessary and file all Regulatory Filings with respect to the Licensed Products required to obtain Regulatory Approval in the Territory.  Teijin will use Commercially Reasonable Efforts to preserve the existence and breadth of any Regulatory Approvals for Licensed Products obtained in the Territory in the course of reexamination, reevaluation, and other post marketing surveillance review procedures as may be required by the Regulatory Authorities in the Territory.  Subject to its obligations under Section 4.16.1 and Section 5.2.1.1, Teijin will have final decision-making authority over (and the right to control) all activities with respect to Regulatory Filings in the Territory.  Without limiting the applicability of the foregoing and the remainder of this ARTICLE V, Teijin, through the JSC, will keep Versartis reasonably informed of all material events and developments occurring in the course of obtaining Regulatory Approval in the Territory, including meetings with Regulatory Authorities in the Territory relating to the Licensed Products.

5.1.3Versartis Assistance.  Upon Teijin assuming responsibility for the preparation and filing of the MAA for the Lead Product in the Territory in accordance with Section 5.2.1.1 and thereafter, upon Teijin’s request, Versartis will reasonably assist Teijin in connection with (i) any meetings with, or requests from, Regulatory Authorities in the Territory related to Licensed Products, and (ii) the preparation and submission of all Regulatory Filings in the Territory.

5.2Teijin Regulatory Data and Regulatory Approvals.

5.2.1Regulatory Filings.

5.2.1.1Review.  The JSC shall create a subcommittee or working group to coordinate communication and the exchange of information between the Parties with respect to Regulatory Filings to be prepared and submitted by or for Teijin in the Territory; and without limiting the foregoing, Teijin will provide Versartis with summaries, overviews, or excerpts (in English) of all Regulatory Filings prior to filing thereof.  Teijin shall not submit the MAA until Versartis has had the opportunity to review and approve the content of such MAA filing.

5.2.1.2Accelerated Reporting.  In the event that Applicable Laws require Teijin to report information related to any Regulatory Activity on an accelerated basis such that Teijin is unable to comply with Section 5.2.1, Teijin will nonetheless provide to Versartis a prompt and detailed description of the event that triggered the accelerated reporting obligation as soon as reasonably practicable, but in no event later than [ * ] Business Days after Teijin obtains actual knowledge of such triggering event.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.2.1.3Copies.  Subject to Applicable Laws, Teijin will provide to Versartis: (i) electronic copies of each Regulatory Filing as submitted to Regulatory Authorities promptly following such submission, and summaries of such filing, in English, (ii) summaries (in English) of written communications to Teijin from any Regulatory Authority in the Territory with respect to Regulatory Filings, promptly following receipt thereof (taking into account the time required to prepare such summaries after such submission of such Regulatory Filings), and (iii) a brief statement (in English) of any material changes in the final Regulatory Filings from the summaries previously provided by Teijin to Versartis.  For the avoidance of doubt, solely to the extent provided in Sections 4.12, 4.13, and 4.14, Versartis may provide copies of all Regulatory Filings it receives from Teijin (and extend its rights) to its Third Party Partners.

5.2.2Regulatory Meetings.  Teijin will provide Versartis (through the JSC) with advance notice of any formal, scheduled meetings with any Regulatory Authority in the Territory (including any meetings related to the final positioning of labeling and safety claims within the original and subsequent regulatory submissions), and Teijin will provide a brief description of the topics to be presented or discussed at each such meeting, in English.  Subject to Applicable Laws, Versartis shall have the right, but not the obligation, to attend (as an observer) any such meeting.

5.2.3Holder of Regulatory Filings.  Upon Teijin assuming responsibility for the preparation and filing of the MAA for the Lead Product in the Territory, Versartis will transfer to Teijin the CTN and any other Regulatory Filings in the Territory then held by Versartis with respect to the Lead Product, and thereafter Teijin will hold title to all Regulatory Filings (including MAAs) and Regulatory Approvals with respect to the Lead Product and all other Licensed Products; provided, however, that, Teijin shall file for and obtain Regulatory Filings and Regulatory Approvals in such manner as may be required under Applicable Laws in the Territory to allow for the expeditious transfer thereof to Versartis or Versartis’ designee pursuant to Section 14.5.1 upon certain terminations of this Agreement.

5.3Regulatory Costs.  Teijin shall be responsible for all costs and expenses of preparing, maintaining, formatting, and filing Regulatory Filings for Licensed Products in the Territory and for maintaining Regulatory Approval for Licensed Products in the Territory.

5.4Teijin Regulatory Filings.  Teijin shall not file any Regulatory Filings for Licensed Products outside of the Territory.

5.5Safety; Adverse Event Reporting.

5.5.1Pharmacovigilance and Drug Safety Data. Versartis shall establish and maintain, at Versartis’ sole cost and expense, a global drug safety management system for the Licensed Products.  Teijin shall have the right to access from such global drug safety database all drug safety Data necessary for Teijin to comply with all Applicable Laws in the Territory.  Teijin will be responsible, at its sole cost and expense, for:  (a) collecting all pharmacovigilance and other drug safety Data for the Licensed Products in the Territory as required by Applicable Laws; and (b) reporting any such Data, including Adverse Events in the Territory, to the applicable Regulatory Authorities in the Territory, as appropriate to be in compliance with all

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Applicable Laws, including reporting drug safety Data to Versartis in CIOMS format (in English) for entry into the global safety database.  Teijin expressly acknowledges that Versartis can and will provide information received by Versartis pursuant to this Section 5.5 to appropriate Regulatory Authorities within the Versartis Territory, and any Affiliates, Third Party Partners, and development partners engaged in Development and Commercialization activities of the Licensed Products in the Versartis Territory. Upon reasonable prior notice and during normal business hours (and no more than once per year), Versartis has the right to review Teijin’s internal processes and procedures for the collection and processing of safety Data relating to the Licensed Products.  Versartis will set up, hold, and maintain (at Versartis’ sole cost and expense) the global safety database for Licensed Products.  As between the Parties, Versartis shall enter into such database all pharmacovigilance and other drug safety Data for the Licensed Products (including Adverse Events) in the Versartis Territory as required by Applicable Laws (including any such Data collected by licensees and development partners).  Versartis shall provide Teijin with ready access to such database, including to the Adverse Event information contained therein, and Versartis expressly acknowledges that Teijin can and will provide information received by Teijin from such database to any of its Affiliates and Sublicensees engaged in Commercialization activities in the Territory, and to Regulatory Authorities in the Territory.

5.5.2Safety Agreement.  Prior to the first MAA approval in the Territory for a Licensed Product, the JSC will develop a mutually acceptable safety agreement (to be agreed upon and executed by the Parties) setting forth the Parties’ respective obligations in detail regarding pharmacovigilance and the exchange of drug safety Data.

5.6Recalls and Voluntary Withdrawals.

5.6.1Teijin and Versartis will, through the JSC, confer upon and coordinate their respective internal standard operating procedures (and any changes thereto) with respect to product recalls and the treatment of and response to product complaints and inquiries regarding the safety, quality, or efficacy of the Licensed Products in the Territory.

5.6.2If either Party becomes aware of information about a Licensed Product indicating that it may not conform to the Specifications or that there are potential adulterations, misbranding, and/or other material adverse issues regarding safety of a Licensed Product (or otherwise that a recall or withdrawal of a Licensed Product in the Territory is potentially at issue), it shall as soon as practical (but in any event within such period of time as the Parties may mutually establish to ensure their respective compliance with Applicable Laws) so notify the other Party.  With respect to the Territory, the Parties shall promptly meet in person or via teleconference to discuss such circumstances and to consider appropriate courses of action, including Licensed Product recalls.  Unless otherwise agreed in writing by the Parties, Teijin will make any decisions regarding, and implement and be responsible for, at its sole expense (except as provided below), all recalls of Licensed Products in the Territory, and will maintain complete and accurate records of all Licensed Product recalls for such periods as may be required by Applicable Laws.  Notwithstanding the foregoing, Versartis shall reimburse Teijin for a percentage of the reasonable and necessary out-of-pocket expenses incurred by Teijin for any recalls of Licensed Products (or Finished Product or Drug Product) manufactured or supplied by

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

or for Versartis to Teijin hereunder solely to the extent such recall is attributable to (x) the failure of such Licensed Product, Finished Product, or Drug Product, as applicable, to conform to the Specifications or to be manufactured in compliance with Applicable Laws, or (y) any demonstrated design defect or inherent defect in the Licensed Product, Finished Product, or Drug Product, which percentage shall be as follows:

5.6.3[ * ] percent ([ * ]%) where such recall is demonstrated to be attributable solely to the negligence of one or more members of the Versartis Group, and not to the negligence of any member of the Teijin Group;

5.6.4[ * ] percent ([ * ]%) where such recall is demonstrated to be attributable solely to the negligence of one or more members of the Teijin Group, and not to the negligence of any member of the Versartis Group;

5.6.5[ * ] percent ([ * ]%), where such recall is demonstrated to be attributable both to (x) the negligence of one or more members of the Versartis Group, including any Latent Defect, and also (y) the negligence of any member of the Teijin Group (such as for example, failure to properly test and release Finished Product);

5.6.6[ * ] percent ([ * ]%), where such recall is (x) not demonstrated to be attributable to the negligence of either (i) any member of the Versartis Group or (ii) any member of the Teijin Group, but (y) is demonstrated instead to be attributable to a design defect or inherent defect in the Finished Product, Drug Product or Licensed Product; or

5.6.7[ * ] percent ([ * ]%) where such recall is (x) not demonstrated to be attributable to the negligence of either (i) any member of the Versartis Group or (ii) any member of the Teijin Group, and (y) not demonstrated to be based upon any design defect or inherent defect in the Finished Product.

5.7Inspection Rights.  Not more than once per year, if Versartis has any reasonable concerns regarding Teijin’s storage or handling of any Licensed Products, for purposes of quality control Versartis will have the right, at its expense and on [ * ] days’ prior notice to Teijin, to inspect the facilities where Teijin or its Affiliates store or handle, or have stored or handled, any Licensed Products and to audit Teijin’s or its Affiliates’ procedures with respect to the storage and handling of Licensed Products.

5.8Governmental Inspections and Inquiries.  Teijin will advise Versartis promptly, but in no event later than [ * ] Business Days after Teijin’s receipt of notice thereof, of (i) any planned Regulatory Authority visit to the portion of the facilities of Teijin or its Affiliates where any Licensed Product is stored or handled, or (ii) any material written inquiries by a Regulatory Authority concerning such facilities, Teijin’s or its Affiliates’ procedures with respect to the storage or handling of Licensed Products, or the Commercialization of Licensed Products in the Territory.  If a Regulatory Authority makes an unannounced or unplanned visit, Teijin will inform Versartis of the visit as soon as reasonably practicable, but in no event later than [ * ] Business Days after Teijin obtains actual knowledge of the visit.  Teijin will inform Versartis, as soon as practicable, regarding the purpose and result of such visit or inquiry, and

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

will provide to Versartis copies of any minutes of the inspection generated by Teijin (in English) promptly following such inspection, and any report or correspondence (in English) provided by Teijin or its Affiliate, as the case may be, to such Regulatory Authority or issued by or provided by such Regulatory Authority to Teijin or its Affiliate, as the case may be, in connection with such visit or inquiry.  If English translations of these materials are not available, then Teijin will advise Versartis of the material aspects of such minutes and correspondence at the next regularly-scheduled JSC meeting.

5.9Audit of Teijin Finished Manufacture Facilities.  In the event that Teijin receives notification from a Regulatory Authority of the intention of such Regulatory Authority to audit or inspect facilities being used to conduct Finished Manufacture of the Finished Product, then (as applicable): (i) Teijin shall notify Versartis no later than [ * ] business days after receipt of such notification if such audit or inspection shall occur at Third Party facilities; or (ii) Teijin shall notify Versartis as soon as practicably possible after receipt of such notification if such audit or inspection is to occur at Teijin controlled facilities. Notwithstanding the foregoing, Teijin shall not be required to notify Versartis of audits or inspections of Teijin facilities that are of a routine nature that do not relate to the Finished Product, except where such audits result in communications or actions of such Regulatory Authority which have an impact upon the Licensed Product or the Drug Product.  Teijin shall also provide Versartis with copies of any written communications received from Regulatory Authorities with respect to such facilities no later than [ * ] business days after receipt, to the extent such written communications relate to Finished Product or the Finished Manufacture thereof.

5.10Regulatory Matters Outside the Territory.  Versartis, through the JSC, will keep Teijin reasonably informed of all material events and developments occurring in the course of the regulatory activities with respect to Licensed Products in the Versartis Territory, including the overall content and outcome of any strategy discussions and meetings with applicable regulatory authorities in the Versartis Territory which relate to Licensed Products.

ARTICLE VI
COMMERCIALIZATION

6.1Overview and Diligence.  Subject to, and in accordance with, the terms and conditions of this Agreement and all Applicable Laws, Teijin, at its expense, will be solely responsible for Commercializing the Licensed Product(s) in the Territory. Teijin shall use Commercially Reasonable Efforts to Commercialize the Licensed Product(s) in each indication that receives Regulatory Approval in the Territory, and shall achieve the First Commercial Sale in the Territory reasonably promptly after obtaining Regulatory Approval for such Licensed Product in the Territory, but not later than [ * ] months after, the date on which Pricing Approval is granted for such Product in Japan; provided, however, that such [ * ]-month period may be extended by an agreement between the Parties.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.2Marketing Plan.  Without limiting the generality of the other provisions in this  ARTICLE VI, Teijin will prepare and submit to the JSC a plan containing the strategy and proposed activities (described generally) for marketing and selling the Licensed Products in the Territory (as updated pursuant to this Section 6.2, the “Marketing Plan”).  Teijin will submit a proposed draft of the Marketing Plan for the Territory to the JSC for approval by the JSC no later than [ * ] months prior to the anticipated date of the first commercial sale of the Lead Product in the Territory and [ * ] months prior to the anticipated date of the first commercial sale of any other Licensed Product in the Territory.  Teijin will deliver to the JSC an update of the relevant sections of the Marketing Plan on an annual basis during the Term.  Updates to the Marketing Plan will reflect, among other things, each new indication in the Field for which the Licensed Product has received Regulatory Approval.  Teijin will be solely responsible for all decisions regarding the day-to-day conduct of Commercialization within the Territory.

6.3Sales Forecasts.  Pursuant to ARTICLE IX, Teijin will provide certain forecasts with respect to its commercial requirements for sale of the Lead Product and any other Licensed Products in the Territory in accordance with the terms and conditions therein.

6.4Pricing.

6.4.1Teijin shall be responsible, at its own expense, for seeking Pricing Approval in the Territory.  Teijin shall keep Versartis informed on an ongoing basis of Teijin’s strategy for seeking, and the results it obtains in seeking, Pricing Approval, including, without limitation, the results of any material discussion or other communication with relevant Governmental Authorities regarding Pricing Approval, via regular reports to the JSC no less frequently than such committee is required to meet.

6.4.2Subject to Section 6.4.3, [ * ] the Licensed Product in the Territory.  Notwithstanding anything in this Agreement express or implied to the contrary, [ * ].  Teijin shall update, through the JSC, Versartis with respect to such pricing matters, provided that [ * ].

6.4.3In the event Teijin sells the Licensed Product in a “bundle” with one or more other products or services at a discount to the purchaser, Teijin shall not disproportionately discount the Licensed Product relative to the other products or services composing such bundle.

6.5Reports.  Teijin shall update the JSC at the JSC’s regularly-scheduled meetings regarding Teijin’s significant Commercialization activities (such as promotion campaign and planned Phase 4 studies) with Licensed Products in the Territory.  In addition, Teijin shall present written reports to the JSC [ * ], summarizing Teijin’s significant Commercialization activities with respect to Licensed Products in the Territory pursuant to this Agreement and including a forecast for the following year’s sales of the Licensed Product in the Territory.  Such reports shall cover subject matter at a level of detail reasonably sufficient to enable Versartis to determine Teijin’s compliance with its diligence obligations pursuant to this Section 6.5.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.6Approval for Certain Marketing Activities.  To the extent that any marketing or Medical Affairs Activities by Teijin for Commercialization of the Licensed Product in the Territory relate to or require activities outside of the Territory, including without limitation, initiation of investigator initiated studies, scientific publications, and the education of medical practitioners and caregivers outside the Territory, the JSC shall be responsible for coordinating and approving such marketing activities or proposed publications.  Except as required or permitted by Applicable Law, Teijin acknowledges that it cannot conduct an investigation or initiate a post-marketing clinical study that is not specifically related to any indication in the Field included on the label or in the package insert for Licensed Products.

6.7Marketing and Promotional Literature.  Teijin shall prepare all marketing and promotional literature related to Licensed Products for use in the Territory in accordance with Applicable Laws.  As provided for in Section 6.9, in certain marketing and promotional literature, Versartis will be presented and described as the Party who developed the Licensed Product in a manner to be determined by the JSC on, by way of example, all labels, packaging, packaging inserts, and promotional literature related to the Licensed Product, in each case to the extent permitted by Applicable Laws.

6.8Marketing and Sales in the Versartis Territory.  Beginning approximately [ * ] prior to the first commercial sale of a Licensed Product in the Versartis Territory, Versartis, through the JSC, shall keep Teijin reasonably informed of all material activities and developments with respect to the marketing and sale of Licensed Products in the Versartis Territory.  Teijin hereby grants Versartis the right to use the Teijin Housemark on the Licensed Products, and on the labels, packaging, promotional materials, and other materials therefor, solely in connection with marketing activities or medical affairs activities in the Versartis Territory that describe Teijin as Versartis’ partner with respect to the Licensed Product in the Territory; provided that, in no event will Versartis have the right to alter or modify the Teijin Housemark in any way in such use.

6.9Labeling and Patent Rights Marking.  Subject to, and in accordance with, Applicable Laws, Teijin shall identify Versartis as the licensor or manufacturer of the Licensed Products using the Versartis Housemarks designated by Versartis for such use in certain mutually agreed promotional materials for the Licensed Products in the Territory where such identification is appropriate, in a manner approved in advance in writing by both Parties, and in accordance with (and subject to) the Trademark License set forth in Section 2.9.1.  To the extent permitted by Applicable Law and customary in the industry for such products, Teijin will mark all Licensed Products sold in the Territory by Teijin, its Affiliates, or Sublicensees with appropriate Product Trademarks and patent numbers.  Teijin may, in its sole discretion, include any Teijin Housemark on the Licensed Products, and on the labels, packaging, promotional materials, and other materials therefor, subject to Applicable Law.

6.10Selection of Product Trademark. The trademark for use in connection with the Commercialization of Licensed Products in the Territory in the Field, including the trademarks for the Licensed Compound and the trademark for the delivery device therefor, if any, shall be determined in accordance with this Section 6.10.  Versartis as of the Effective Date intends to

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

have the Licensed Product commercialized worldwide under a global product trademark, where feasible and appropriate.  Accordingly, Versartis has selected certain preferred proposed worldwide trademarks, as set forth in Schedule 6.10 (the “Versartis Proposed Trademarks”).  Teijin agrees promptly following the Effective Date to evaluate in good faith such Versartis Proposed Trademarks for use in connection with the commercialization of the Licensed Products in the Territory, including the appropriateness of such trademarks for the Japanese market, any existing confusingly similar trademarks, etc.  If Teijin in good faith does not believe that any of the Versartis Proposed Trademarks are appropriate for the Territory, it shall so inform Versartis, and shall propose one or more potential trademarks as alternatives to the Versartis Proposed Trademarks for use in the Territory.  The Parties shall then review and discuss such proposed alternative trademarks for the Licensed Product, and Teijin shall have the right to proceed with the alternative trademark but only if approved and agreed to by Versartis.  Any such proposed alternative trademark shall be owned by Versartis.  The trademarks selected for use in connection with the Commercialization of Licensed Products in the Territory, whether it is a Versartis Proposed Trademark or an alternative proposed by Teijin and agreed upon by Versartis, shall be deemed the “Product Trademarks”.

ARTICLE VII
FINANCIAL TERMS

7.1Upfront Payment.  Within fifteen (15) Business Days after the Effective Date, as a material inducement to Versartis entering into this Agreement and to forego pursuing other commercial arrangements for the Licensed Product in the Territory, Teijin shall pay to GmbH a non-refundable, non-creditable, upfront payment of forty million dollars ($40,000,000).

7.2Reimbursements of Joint and Independent Work Costs.

7.2.1Joint Work Costs.  No later than [ * ] days after the beginning of each Calendar Quarter during which a Proposing Party will perform any Joint Development Work, such Proposing Party shall submit to the Non-Proposing Party a statement setting forth the Joint Work Costs incurred, including the Non-Proposing Party’s share (calculated in accordance with Section 4.6.2.1) of (i) estimated Joint Work Costs for the then current Calendar Quarter; (ii) variances from prior invoiced estimates and actual Joint Work Costs; and (iii) Joint Work Costs incurred by or on account of such Proposing Party in the past Calendar Quarter not previously invoiced.  Such invoice shall include a reasonably detailed report for such Joint Work Costs, including supporting documents.  To the extent provided in Section 4.6.2.1, the Non-Proposing Party shall pay the amount invoiced within [ * ] days after receipt of such invoice, subject to the Non-Proposing Party’s right to audit the Proposing Party’s records and books related to such costs as provided in Section 8.5.  For clarity, making such a payment does not preempt the Non-Proposing Party’s audit rights under Section 8.5, which remain in full force and effect.

7.2.2Independent Work Costs.  Except as set forth below in this Section 7.2.2, a Proposing Party shall be solely responsible for all Independent Work Costs associated with such Party’s Independent Development Work.  In the event that the Non-Proposing Party elects to reimburse the Proposing Party for access and use of any Data generated by such

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Independent Development Work as provided in Section 4.6.2.2, the Non-Proposing Party shall provide the Proposing Party written notice thereof.  Upon the Proposing Party’s receipt of such notice, the Proposing Party shall submit to the Non-Proposing Party a reasonably detailed invoice setting forth the Independent Work Costs incurred, including the Non-Proposing Party’s share (calculated in accordance with Section 4.6.2.2).  Such invoice shall include a reasonably detailed report for such Independent Work Costs, including supporting documents.  To the extent provided in Section 4.6.2.2, the Non-Proposing Party shall pay the amount invoiced within [ * ] days after receipt of such invoice, subject to the Non-Proposing Party’s right to audit the Proposing Party’s records and books related to such costs as provided in Section 8.5.  For clarity, making such a payment does not preempt the Non-Proposing Party’s audit rights under Section 8.5, which remain in full force and effect.

7.3Milestone Payments.

7.3.1Development Milestones.  Teijin shall pay to GmbH the one-time, non-refundable, non-creditable payments set forth in the table below within [ * ] days of the first achievement by a Licensed Product of the applicable milestone event (whether by Teijin or its Affiliate or Sublicensee).  For the avoidance of doubt, each of the following milestone payments shall be payable only once regardless of the number of times achieved by one or more Licensed Products.

Development Milestone Event	Development Milestone Payment (in US$)
[ * ] (the “Milestone Event One”)	$[ * ]
[ * ] (the “Milestone Event Two”)	$[ * ]
[ * ] (the “Milestone Event Three”)	$[ * ]
[ * ] (the “Milestone Event Four”)	$[ * ]
[ * ] (the “Milestone Event Five”)	$[ * ]

In the event that the Primary Efficacy Endpoint is not met with respect to the Milestone Event One set forth in the table above, the corresponding milestone payment shall not become due and payable.  In such event, Teijin shall be required to elect either to: (i) terminate this Agreement pursuant to Section 14.2.1, or (ii) pay GmbH [ * ] dollars ($[ * ]) to maintain its license to the Licensed Products and the remainder of this Agreement in full force and effect and proceed with Development of the Licensed Products in the Territory.  For clarity, if Teijin elects to maintain this Agreement pursuant to the foregoing clause (ii), the remaining development milestones set forth in the table above shall become due and payable upon their achievement as provided in this Section 7.3.1.

7.3.2Sales Milestones.  As a material adjustment to the provisional Transfer Price (as set forth in Section 7.4 of this Agreement) for the commercial supply of Finished Product by Versartis to Teijin, Teijin shall pay to GmbH the additional one-time, non-refundable, non-creditable payments set forth in the table below within [ * ] days of the end of the Fiscal

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Year in which the applicable sales milestone event is first achieved by Teijin, its Affiliates, and Sublicensees.  If two or more sales milestone events are achieved in the same Fiscal Year, then Teijin shall pay to GmbH all of the applicable milestone payments.  For the avoidance of doubt, each of the following milestone payments shall be payable only once regardless of the number of times such milestone is achieved.

Sales Milestone Event	Sales Milestone Payment (in US$)
First achievement of aggregate Fiscal Year Net Sales in the Territory reaching [ * ] Japanese yen (¥[ * ]) across all Licensed Products	$[ * ]
First achievement of aggregate Fiscal Year Net Sales in the Territory reaching [ * ] Japanese yen (¥[ * ]) across all Licensed Products	$[ * ]
First achievement of aggregate Fiscal Year Net Sales in the Territory reaching [ * ] Japanese yen (¥[ * ]) across all Licensed Products	$[ * ]

7.4Transfer Price.

7.4.1Initial Transfer Price Rate.  During the Transfer Price Term, Versartis shall be the exclusive supplier to Teijin of commercial supply of Finished Product.  In consideration for the Finished Product provided by Versartis to Teijin for Commercial use, Teijin shall pay to GmbH a provisional transfer price (the “Transfer Price”) equal to a percentage of the per unit Net Sales price of Finished Product for each unit of Finished Product ordered by Teijin and delivered by Versartis, subject to Sections 7.4.2, 7.4.6, and 7.6.  All payment of the Transfer Price will be calculated in Japanese yen and paid in U.S. dollars. With respect to the Lead Product Finished Product, such Transfer Price shall be equal to the percentage rates set forth in the table below (the “Transfer Price Rate”).  With respect to Finished Product for all other Licensed Products, the Transfer Price Rate shall be equal to the percentage rates set forth in the table below; provided, however, that if Versartis is able to demonstrate to Teijin’s reasonable satisfaction, that Versartis’ Manufacturing Costs with respect to such other Finished Product is [ * ] percent ([ * ]%) higher than its Manufacturing Costs with respect to the Lead Product Finished Product, the Parties shall negotiate in good faith an adjustment to the Transfer Price below for such Licensed Product Finished Product, which adjusted Transfer Price reflects such increased Manufacturing Costs.

Applicable Period	Transfer Price Rate

Tier 1 Rate: To be in effect during the period of time from First Commercial Sale until both of the following have occurred: (i) a [ * ] indication is approved for a Licensed Product, and (ii) the aggregate Net Sales in a Fiscal Year across all Licensed Products have exceeded [ * ] Japanese yen (¥[ * ])

[ * ]% of Net Sales price

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Tier 2 Rate: To be in effect during the period of time after both of the following have occurred: (i) a [ * ] indication is approved for a Licensed Product and (ii) the aggregate Net Sales in a Fiscal Year across all Licensed Products have exceeded [ * ] Japanese yen (¥[ * ]), and extending until the end of the Transfer Price Term

[ * ]% of Net Sales price on  Fiscal Year Net Sales of all Licensed Products sold up to ¥[ * ];

[ * ]% of Net Sales price on that portion of all Fiscal Year Net Sales of all Licensed Products sold over ¥[ * ]

7.4.2Estimated Price.  No later than [ * ] month before the beginning of each Fiscal Year after Teijin’s first filing of the MAA for the Licensed Product, Teijin shall calculate and report to Versartis its good-faith, estimated average per unit Net Sales price for Finished Product in the Territory for such Fiscal Year (the “ENS”).  The ENS shall be calculated by Teijin based on the estimated average per unit Net Sales of the Finished Product in the Territory, as set forth, in good faith, in its annual budget for such Fiscal Year.

7.4.3Initial Payment.  For each unit of Finished Product delivered to Teijin in a Fiscal Year, Teijin shall pay to GmbH an amount equal to [ * ] percent ([ * ]%) or [ * ] percent ([ * ]%), as the case may be, of the applicable ENS for Finished Product for such Fiscal Year, which amount shall be paid within [ * ] days after the end of the calendar month in which Teijin receives Versartis’ invoice for such quantity of Finished Product. The Transfer Price Rate of [ * ] percent ([ * ]%) of the ENS shall be applied to the Finished Product delivered during the period of time after both of the following have occurred: (i) a [ * ] indication is approved for a Licensed Product in the Territory and (ii) the aggregate ENS amount owed to Versartis, as measured by the number of units of Finished Product delivered by Versartis to Teijin in a Fiscal Year across all Licensed Products, has exceeded [ * ] Japanese yen (¥[ * ]), and extending until the end of the Transfer Price Term. Such invoice from Versartis shall be in yen.  At the time the invoice is generated, the U.S. dollar value of the invoiced amount will be computed and specified in each invoice, calculated using the Exchange Rate.

7.4.4Actual Price and True Up.  Within [ * ] days after the end of a Fiscal Year, Teijin shall calculate and report to Versartis in writing the actual average per unit Net Sales price for the Finished Product in the Territory in such Fiscal Year (the “ANS”).  The ANS shall be calculated by dividing the Net Sales for such Fiscal Year by the number of units of Finished Product sold by Teijin that constitutes the Net Sales for such period; provided that in no event shall the Transfer Price be less than [ * ] during the Transfer Price Term, which the Parties will determine more precisely and set forth in the Commercial Supply Agreement. Within [ * ] days after Teijin’s report of the ANS for a Fiscal Year, either Teijin shall pay to GmbH a True-Up Payment or Versartis shall issue a refund or credit to Teijin, as applicable and in accordance with the example of the calculation of ENS payments and the application of the ANS settlement and true-up procedure set forth in Schedule 7.4.4.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.4.5Any True-Up Payment shall be calculated in yen, invoiced by Versartis in yen, and paid in U.S. dollars. Versartis’ credit note for any True-Up Refund shall be in yen.  At the time the invoice or credit note is generated, the U.S. dollar value of the invoiced amount will be computed and specified in the invoice or credit note, as applicable, using the Exchange Rate.

7.4.6Transfer Price Term.  The above Transfer Price would apply to commercial supply shipped until the later of: (a) [ * ] years from the First Commercial Sale in the Territory or, (b) on a Licensed Product-by-Licensed Product basis, expiration of the last to expire of the Versartis Patents (the “Transfer Price Term”).

7.4.7Transfer Price Post Transfer Price Term.  After the Transfer Price Term the Transfer Price for a particular Fiscal Year (or portion thereof) shall be equal to [ * ] percent ([ * ]%) of the per unit Net Sales price for such Fiscal Year (which [ * ] percent ([ * ]%) includes the [ * ] percent ([ * ]%) royalty Teijin owes Versartis pursuant to Section 14.1), provided that in no event shall such rate be reduced to an amount that would result in a payment equal to less than the [ * ].  Such Transfer Price shall be paid in an initial payment, based upon the ENS, and trued up depending upon the ANS, all in accordance with the process set forth in Sections 7.4.3 and 7.4.4.

7.5Running Royalties.

7.5.1Royalty Rate.  In consideration of the grant of rights set forth herein, Teijin shall pay to GmbH on a Licensed-Product by Licensed-Product basis, an amount equal to [ * ] percent ([ * ]%) of Net Sales of such Licensed Product, on a Fiscal Quarter basis. Teijin shall provide a report to Versartis, within [ * ] days after the end of each Fiscal Quarter, an estimate of Teijin’s Net Sales (in yen) during such Fiscal Quarter, and within [ * ] days following the end of each Fiscal Quarter, shall pay to Versartis such royalty, in US dollars. At the time such report is generated regarding Teijin’s Net Sales, the U.S. dollar value of such Net Sales will be computed using the Exchange Rate.

7.5.2Royalty Term.  Royalties shall be paid on a Licensed-Product by Licensed-Product basis until the later of: (a) [ * ] years from the First Commercial Sale in the Territory or, (b) on a Licensed Product-by-Licensed Product basis, expiration of the last to expire of the Versartis Patents (the “Royalty Term”).

7.6Transfer Price and Royalty Adjustments.  The Transfer Price payable by Teijin hereunder shall be reduced in certain circumstances as follows:

7.6.1Adjustments for Biosimilar Competition.

7.6.1.1If the Transfer Price Term extends beyond [ * ] years from the First Commercial Sale in the Territory, and one (1) or more Biosimilar Products are sold in the Territory after [ * ] years from the First Commercial Sale, the Transfer Price to be paid by Teijin to Versartis during the remainder of the Transfer Price Term (the “Remaining Transfer Price Term”) shall be reduced [ * ]; provided, however, that in no case during the Remaining Transfer Price Term shall the Transfer Price be reduced to a rate less than [ * ] percent ([ * ]%)

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

of the Net Sales price.  By way of example, [ * ].  For purposes of this Section 7.6.1, a “Biosimilar Product” means any product that (a) is sold by a Third Party that is not an Affiliate or Sublicensee of Teijin, (b) is biosimilar to, or interchangeable with, the Licensed Product or may otherwise be legally substituted for the Licensed Product, and (c) is approved at least in part in reliance on, or reference to, a prior Regulatory Approval for the Licensed Product granted to Teijin or its Affiliate or Sublicensee by the applicable Regulatory Authority.

7.6.1.2Similarly, if the Royalty Term extends beyond [ * ] years from the First Commercial Sale in the Territory, and one (1) or more Biosimilar Products are sold in the Territory after [ * ] years from the First Commercial Sale, the royalty rate to be paid by Teijin to Versartis during the remainder of the Royalty Term (the “Remaining Royalty Term”) shall be reduced [ * ]; provided, however, that in no case during the Remaining Transfer Price Term shall the royalty rate be reduced to a rate less than [ * ] percent ([ * ]%) of the Net Sales price.

7.6.1.3Third Party Royalty.  Versartis shall be solely responsible for any and all amounts due to any Third Party under any agreement entered into by and between Versartis and such Third Party prior to the Effective Date, including under the agreements listed on Schedule 7.6.1.3 attached hereto.  If the Parties agree that it is [ * ] for Teijin to obtain a license from a Third Party under any Patent in the Territory in order to sell a Licensed Product in the Territory, such agreement not to be unreasonably withheld, conditioned, or delayed, and Teijin obtains such a license, Teijin may deduct an aggregate of [ * ] percent ([ * ]%) of the royalty payment paid to such Third Party from the Transfer Price payment and/or royalty payment that would otherwise have been due pursuant to Section 7.4.1 with respect to Net Sales of such Licensed Product in the Territory for the applicable month and/or Fiscal Quarter; provided, however, that in no case during the Transfer Price Term shall the Transfer Price per unit of Finished Product be reduced by more than [ * ] percent ([ * ]%) [ * ], and in no case during the Royalty Term shall the royalty rate be reduced below [ * ] percent ([ * ]%).  For the avoidance of doubt, the foregoing limitation applies regardless of any application of any additional reductions under this Section 7.6.

ARTICLE VIII
RECORDS AND REPORTS

8.1Reports; Payment.  Unless otherwise expressly provided herein, each Party will make payments owed to the other Party hereunder within [ * ] days from the end of each calendar month in which such payment accrues. Each initial Transfer Price payment under Section 7.4.3 will be accompanied by a report specifying the ENS and the basis of Teijin’s calculation of such ENS amount for such payment period.  Within [ * ] days after the end of each Fiscal Quarter, and within [ * ] days after the end of each Fiscal Year, Teijin shall deliver a report to Versartis detailing the sales of any Licensed Products occurring in such Fiscal Quarter/Fiscal Year, specifying: (i) the gross sales and Net Sales (including a statement of the individual deductions taken from gross sales in the calculation of Net Sales) on a Licensed Product-by-Licensed Product basis, in yen; and (ii) the amount of such Net Sales in United States dollars.  Teijin shall make all payments due to Versartis hereunder, including payments pursuant

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

to Sections 7.1 (Upfront Payment), 7.3 (Milestone Payments), and 7.4 (Transfer Price), and Section 7.5 (Running Royalties) by wire transfer of immediately available funds in United States dollars to a bank account or bank accounts designated by Versartis in writing.

8.2Interest on Late Payments.  Any amounts not paid by either Party when due under this Agreement will be subject to interest from and after the date payment is due through and including the date upon which such Party makes such payment at the [ * ] interest rate of [ * ] percent ([ * ]%) [ * ]; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate.  The payment of such interest shall not limit the Party entitled to receive payment from exercising any other rights it may have as a consequence of the lateness of any payment.

8.3Currency.  All references to dollars and “$” herein shall refer to United States dollars.  All references to yen and ¥ refer to Japanese yen.

8.4Taxes.

8.4.1Taxes on Income.  Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the collaborative efforts of the Parties under this Agreement.

8.4.2Indirect Taxes.  All amounts under this Agreement are stated herein exclusive of sales tax, use tax, value added tax or any similar indirect tax. If any indirect tax is chargeable in respect of any payments, the remitting Party shall pay such indirect tax at the applicable rate in respect of any such payment following the receipt, where applicable, of an invoice in the appropriate form issued by the receiving Party in respect of such payment, such indirect tax to be payable on the due date of the payment to which such indirect tax relates. The Parties shall issue invoices under this Agreement consistent with such indirect tax requirements.

8.4.3Cooperation and Coordination.  The Parties acknowledge and agree that it is their mutual objective and intent to minimize taxes in accordance with applicable Law with respect to their collaborative efforts under this Agreement and that they shall use all commercially reasonable efforts to cooperate and coordinate with each other to achieve such objective.

8.4.4Tax Withholding.

8.4.4.1Notwithstanding anything to the contrary in this Agreement, but subject to Section 8.4.4.2, if Teijin is required under any applicable law, regulation or government order to withhold or deduct any Taxes with respect to payments under this Agreement, on condition that (i) [ * ] and (ii) [ * ].

8.4.4.2Notwithstanding the foregoing Section 8.4.4.1, [ * ].

8.4.4.3For the avoidance of doubt, in determining amounts payable pursuant to this Section 8.4.4, [ * ] and [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.4.4.4Prior to withholding any amounts from payments due to Versartis, [ * ].  [ * ].  Teijin shall provide Versartis within [ * ] days of such a payment of Taxes with reasonable documentation reporting any amounts withheld by Teijin with respect to payments made to Versartis, including official Tax receipts or other evidence of payment of all such withholding Taxes.

8.4.4.5Teijin and Versartis shall reasonably cooperate to reduce otherwise applicable withholding taxes by providing tax forms requested by either Party for the purpose of claiming reductions or exemptions in otherwise applicable taxes.  Teijin also agrees to inform Versartis of any audit of Teijin with respect to withholding of taxes hereunder, and in such event to reasonably consult with Versartis with respect to such matter.  Versartis (including any entity to which this Agreement may be assigned, as permitted under Section 16.6) shall provide Teijin appropriate certification upon the execution of this Agreement and at the beginning of each Fiscal Year.

8.4.4.6In the event that a governmental authority requires Versartis to provide additional information and records to establish its right to a credit, exemption or refund of any amounts withheld by Teijin, Teijin shall fully and promptly cooperate with Versartis and provide to Versartis, no later than [ * ] days of Versartis’ request, such additional information and records as Versartis may request.  Teijin shall provide Versartis with such assistance and documentation as Versartis shall request in connection with any application by Versartis to qualify for the benefit of a reduced rate of withholding taxation under the terms of any applicable tax treaty.

8.4.5Tax Residence Certificate.  A Party (including any entity to which this Agreement may be assigned, as permitted under Section 16.6) receiving a payment pursuant to this Agreement shall provide the remitting Party appropriate certification from relevant revenue authorities that such Party is a tax resident of that jurisdiction (a “Tax Residence Certificate”), if such receiving Party wishes to claim the benefits of an income tax treaty to which that jurisdiction is a party.  Upon the receipt thereof, any deduction and withholding of taxes shall be made at the appropriate treaty tax rate.

8.4.6Assessment.  Either Party may, at its own expense, protest any assessment, proposed assessment, or other claim by any Governmental Authority for any additional amount of taxes, interest or penalties or seek a refund of such amounts paid if permitted to do so by applicable Law.  The Parties shall cooperate with each other in any protest by providing records and such additional information as may reasonably be necessary for a Party to pursue such protest.

8.4.7Other Tax Liability.    In the case of value added or similar taxes incurred by a Party with respect to payments made to a Party hereunder or the activities underlying such payments (the “VAT”), each Party and their Affiliates will use Commercially Reasonable Efforts to secure available exemption(s) from VAT and/or to cooperate with the other Party’s efforts to obtain maximum recovery of VAT paid or incurred by such Party or any Affiliate, to the extent permitted by Applicable Law.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.4.8Payments Treated as Royalties for Tax Purposes.  The Parties agree that, to the extent consistent with Applicable Law, the payments under Section 7.3.1 (Development Milestones) and Section 7.5 (Running Royalties) are payments received as consideration for the use of, or the right to use, a patent or patents, a secret process, or information concerning industrial, commercial, or scientific experience between Japan and Switzerland and, if applicable, within the meaning of the Income Tax Convention for the Avoidance of Double Taxation between Japan and the United States.  Accordingly, such payments constitute “royalties” for Tax purposes, and the Parties intend and agree (to the extent consistent with Applicable Law) to treat them as such for Tax purposes.

8.4.9Payments Treated as Sale of Tangible Personal Property for Tax Purposes.  The Parties agree that, to the extent consistent with Applicable Laws, the payments under Section 7.3.2 (Sales Milestones) and Section 7.4 (Transfer Price) are payments received for the supply of Finished Product, and such payments constitute the sale of tangible personal property for tax purposes, and the Parties intend and agree (to the extent consistent with Applicable Laws) to treat them as such for tax purposes.

8.5Records; Audits.  Each Party shall maintain complete and accurate records in sufficient detail in relation to this Agreement to permit the other Party to confirm the accuracy of the amount of Joint Work Costs, Independent Work Costs, and the Manufacturing Costs to be reimbursed or shared, achievement of sales milestones, and the amount of Transfer Price (including calculation of the ENS and the ANS, actual Net Sales and sales volumes for a given Fiscal Year) and other payments under this Agreement.  Each Party will keep such books and records for at least [ * ] years following the Fiscal Year to which they pertain.  Upon reasonable prior notice, such records may be inspected during regular business hours at such place or places where such records are customarily kept by an independent certified public accountant selected by the auditing Party and reasonably acceptable to the audited Party for the sole purpose of verifying for the auditing Party the accuracy of the financial reports furnished by the audited Party pursuant to this Agreement or of any payments made, or required to be made, by or to the audited Party pursuant to this Agreement.  Such audits may occur no more often than once each Fiscal Year and not more frequently than once with respect to records covering any specific period of time.  Each Party shall only be entitled to audit the books and records from the [ * ] Fiscal Years prior to the Fiscal Year in which the audit request is made.  Such auditor shall not disclose the audited Party’s Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by the audited Party or the amount of payments to or by the audited Party under this Agreement.  Any amounts shown to be owed but unpaid as a result of such audit shall be paid within [ * ] days from the auditor’s report (plus interest on such amounts pursuant to Section 8.2).  Any amounts shown to have been overpaid shall be refunded to the overpaying party within [ * ] days from the auditor’s report.  The auditing Party shall bear the full cost of such audit unless such audit discloses an underpayment of the amount actually owed of more than [ * ] percent ([ * ]%), in which case the audited Party shall bear the full out-of-pocket, external cost of such audit.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.6Payments to Versartis Entities.  Teijin acknowledges and understands that following the Effective Date Versartis may desire to have one or more payments owed hereunder and payable to GmbH directed to another Versartis Affiliate, including Versartis US.  Teijin agrees to comply with any reasonable request by Versartis to so direct such payments although Versartis will provide in writing information to Teijin as to which party is the beneficial owner of such funds in order for Teijin to be able to comply with any applicable withholding tax requirements, provided such other Versartis Affiliate is a resident of either the U.S. or Switzerland qualified to be a beneficiary of an applicable tax treaty, and if such other Versartis Affiliate is not such a resident, then subject to amendment of Section 8.4.4 as appropriate.

ARTICLE IX
SUPPLY

9.1Non-Commercial Supply of Drug Product.

9.1.1Ordering and Forecasts, Price.  Versartis shall, itself or through one or more Third Party contract manufacturers, supply to Teijin, upon written request by Teijin under the terms and conditions of this ARTICLE IX, quantities of Drug Product reasonably required by Teijin for clinical activities pursuant to Section 4.4 or Section 4.6, and consistent with the Development Plan, to Develop the Licensed Product in the Territory.  Such clinical supply of Drug Product shall be supplied by Versartis to Teijin at a price equal to [ * ].  The forecast of quantity and schedule for clinical supply of Drug Product under this Section 9.1 (the “Clinical Drug Product Requirements Forecast”) shall be mutually coordinated through the JSC and shall be consistent with the applicable Development Plan; provided, however, that until approved in accordance with this Section 9.1, the Clinical Drug Product Requirements Forecast shall be non-binding and operative only for planning purposes, and neither Party shall have any contractual obligation with respect thereto.  The Parties may approve the Clinical Drug Product Requirements Forecast by mutual agreement evidenced by:

9.1.1.1a request for quote submitted by Teijin to Versartis (or its authorized contract manufacturer(s)) specifically defining its requirements for Drug Product, including at least a specific quantity, and a required schedule for delivery thereof;

9.1.1.2a quote from Versartis (or its authorized contract manufacturer(s)) to Teijin for supply of Drug Product setting forth a defined quantity, delivery schedule, and estimated price (based on estimated Manufacturing Cost) and FCA (Incoterms 2010) at a location to be designated by Versartis; and

9.1.1.3a purchase order issued by Teijin to Versartis (or its authorized contract manufacturer(s)) consistent with the mutually agreed terms stated in such quote.  Title to the Drug Product shall pass to Teijin upon the delivery thereof to the named carrier.

Versartis (or its authorized contract manufacturer(s)) shall invoice Teijin following delivery of Drug Product to Teijin.  Teijin shall pay original invoices covering Drug Product ordered within [ * ] days of its receipt of such original invoices, subject to Teijin’s right of replacement of

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

defective Drug Product as set forth in Section 9.1.2; it being further understood that to the extent Teijin’s inspection of the delivered Drug Product reveals that such Drug Product failed to conform to any warranty provided to Section 9.1.2, such amounts paid for such Drug Product would be credited to future orders.

9.1.2Non-Commercial Drug Product Representation and Warranty.  The Drug Product supplied pursuant to Section 9.1.1 shall (i) be manufactured in accordance with GMP; and (ii) meet the Specifications.  Within [ * ] days following receipt of each delivery under Section 9.1.1, Teijin shall conduct an inspection of the Drug Product and notify Versartis if any such Drug Product has failed to conform to any warranty provided above in this Section 9.1.2.  In such case, Versartis shall immediately, at Teijin’s option, either (a) credit the amount paid for such defective Drug Product; or (b) replace at its expense such defective Drug Product with Drug Product conforming to all warranties as provided above in this Section 9.1.2.

9.2Commercial Supply of Finished Product; Commercial Supply Agreement.  Versartis shall supply, itself or through one or more Third Party contract manufacturers, Teijin’s reasonable requirements for Finished Product for use in Teijin’s Commercialization of the Licensed Products under this Agreement, at the Transfer Price.  Prior to December 15, 2016, the Parties shall negotiate in good faith to enter into a supply agreement (the “Commercial Supply Agreement”) governing the details of such commercial supply to Teijin of Finished Product by or on behalf of Versartis.  Such Commercial Supply Agreement shall contain the terms set forth in this Agreement related to commercial supply, an arrangement to address Versartis’ inability to timely supply Teijin’s requirements for whatever reason, including pro-rata basis allocation of the Finished Product and establishment of a second manufacturing source, in all cases, consistent with Versartis’ rights and obligations under its commercial supply agreement with its contract manufacturer, and customary terms governing such manufacturing and supply relationship including Teijin’s and the PMDA’s right to audit Versartis’ facility or a facility under contract with Versartis with regard to the Finished Product supplied to Teijin for the Territory, and shall provide that such Finished Product will be supplied by Versartis to Teijin at a price equal to the Transfer Price, and that Versartis use Commercially Reasonable Efforts to procure materials for use in Manufacturing of the Finished Product at commercially reasonable prices.  Following the execution of such Commercial Supply Agreement (and as contemplated by the Commercial Supply Agreement), the Parties as well as the relevant Third Party contract manufacturer shall negotiate in good faith to enter into a quality agreement governing the Specifications and other technical aspects of such commercial supply of the Finished Product.

9.3Inspection of Finished Product.  Teijin shall be responsible for, at its own cost, all testing and final release of all Drug Product and Finished Product delivered by Versartis, for both Development and Commercialization in the Territory.  The Commercial Supply Agreement shall set forth the appropriate portion of each shipment of Finished Product designated for use solely in acceptance testing and release of such shipment of Finished Product, and not for commercial sale.  Such portion shall be supplied by Versartis to Teijin at a price equal to [ * ].

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.4Comparator Drugs; Placebo.  Teijin shall be responsible for obtaining, at its sole expense, all supplies of its requirements of all comparator drugs for conducting clinical trials of the Licensed Product in the Territory.  Versartis shall be responsible for obtaining, at Teijin’s expense, all supplies of Teijin’s requirements of placebos necessary for conducting clinical trials of the Licensed Product in the Territory.

9.5Continuation of Supply. The Commercial Supply Agreement shall provide that Versartis use reasonable efforts to undertake to make an arrangement for a second source of supply of Finished Product as soon as practicable, consistent with its overall supply plans for worldwide supply and its agreements with its Third Party contract manufacturer(s).  The Commercial Supply Agreement shall address the obligation of Versartis, following the expiration of this Agreement, to continue to supply Finished Product to Teijin either by extending the term of the Commercial Supply Agreement, or pursuant to a separate supply agreement, at the Transfer Price referenced in Section 7.4.7.

ARTICLE X
INTELLECTUAL PROPERTY

10.1Ownership of Inventions.  As between the Parties, Versartis will own all Versartis Inventions and Teijin will own all Teijin Inventions, except that both Parties shall jointly own any inventions that are conceived, made, or generated jointly by the employees or consultants of both Parties (the “Joint Inventions”).  Inventorship shall be determined in accordance with U.S. patent laws.  Teijin Inventions shall be included in the Teijin Technology. Versartis Inventions and its interest in any Joint Inventions shall be included in the Licensed Technology.

10.2Disclosure of Inventions.  Each Party shall promptly disclose to the other Party any invention disclosures, or other similar documents, submitted to it by its employees, agents, or independent contractors describing inventions that are either Versartis Inventions, Teijin Inventions, or Joint Inventions, and all information relating to such inventions.

10.3Prosecution of Patents.

10.3.1Versartis Patents in the Territory.  Except as otherwise provided in this Section 10.3.1, Versartis shall have the sole right and authority to prepare, file, prosecute, and maintain the Versartis Patents on a worldwide basis.  Versartis shall bear all costs of preparation, filing, prosecution, and maintenance of Versartis Patents in the Territory.  Versartis shall provide Teijin reasonable opportunity to review and comment on such efforts regarding such Versartis Patents covering any Versartis Invention in the Territory, including by providing Teijin with a copy of material communications from any patent authority in the Territory regarding such Versartis Patent, and by providing drafts of any material filings or responses to be made to such patent authorities in advance of submitting such filings or responses.  If Versartis determines in its sole discretion to abandon or not maintain any such Versartis Patent(s) covering any Versartis Invention in the Territory, then Versartis shall provide Teijin with written notice of such determination within a period of time reasonably necessary to allow Teijin to determine its interest in such Versartis Patent(s). In the event Teijin provides written notice expressing its

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

interest in obtaining such Versartis Patent(s), Versartis shall assign and transfer, without any compensation, to Teijin the ownership of, and interest in, such Versartis Patent(s) in the Territory, at Teijin’s sole expense, and Versartis shall cooperate with Teijin for the assignment and transfer of such Versartis Patent(s) in the Territory at Teijin’s sole expense.  Teijin shall thereafter bear all costs of preparation, filing, prosecution, and maintenance of such assigned and transferred Patents in the Territory.  In the event that Teijin decides to abandon or not maintain any such Patent(s), Teijin shall promptly provide Versartis with written notice of such decision.  Teijin acknowledges and understands that all Versartis Patents which do not cover Versartis Inventions and which are in-licensed to Versartis pursuant to the In-License Agreements remain subject to the rights of Versartis’ licensors to prosecute and maintain such Versartis Patents.

10.3.2Teijin Patents.  Except as otherwise provided in this Section 10.3.2, Teijin shall have the sole right and authority to prepare, file, prosecute, and maintain the Teijin Patents on a worldwide basis at its own expense, provided that nothing in this Agreement shall obligate Teijin to file Teijin Patents.  If Teijin elects to file Teijin Patents, Teijin shall provide Versartis reasonable opportunity to review and comment on such efforts regarding Teijin Patents claiming any Teijin Inventions in the Versartis Territory, including by providing Versartis with a copy of material communications from any patent authority regarding such Teijin Patents in the Versartis Territory, and by providing drafts of any material filings or responses to be made to such patent authorities in advance of submitting such filings or responses.  If Teijin determines in its sole discretion to abandon or not maintain any such Patent within the Teijin Patents anywhere in the world claiming a Teijin Invention, then Teijin shall provide Versartis with written notice of such determination within a period of time reasonably necessary to allow Versartis to determine its interest in such Teijin Patent(s). In the event Versartis provides written notice expressing its interest in obtaining such Teijin Patent(s), Teijin shall assign and transfer, without any compensation, to Versartis the ownership of, and interest in, such Teijin Patent(s) in the applicable jurisdiction at Versartis’ sole expense, and Teijin shall cooperate with Versartis for the assignment and transfer of such Teijin Patent(s) at Versartis’ sole expense.  Versartis shall thereafter bear all costs of preparation, filing, prosecution, and maintenance of such assigned and transferred Patent(s).  For the avoidance of doubt, such transferred Patent(s) shall be a part of the Versartis Patents licensed hereunder to Teijin upon Teijin’s payment to Versartis of the patent expenses incurred by Versartis in the Territory related thereto.  In the event that Versartis decides to abandon or not maintain any such transferred Patent(s), Versartis shall promptly provide Teijin with written notice of such decision.

10.3.3 Joint Patents.  The Parties shall reasonably cooperate with respect to, and share the out-of-pocket external cost of, the preparation, filing, prosecution and maintenance of any patents or patent applications on any Joint Inventions (“Joint Patents”) based on the territory involved (i.e., Teijin pays such costs for prosecution and maintenance in the Territory and Versartis pays such costs for prosecution and maintenance in the Versartis Territory, and the Parties share equally any such costs that are not attributable to any particular territory, including, but not limited to, the costs for filing an international application under the Patent Cooperation Treaty).  In connection with the foregoing, the Parties shall agree upon a lead Party to administer such filing, prosecution, and maintenance of any such Joint Patents and the Parties shall provide the non-lead Party a reasonably opportunity to review, comment on, and approve (not to be

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

unreasonably withheld) in advance any material filings and correspondence with applicable patent offices with respect thereto.  Subject to the licenses granted to each Party hereunder in their respective territories, each Party shall have full rights to exploit and license such Joint Inventions (and the Joint Patents), without any obligation or requirement of an accounting to the other Party and each Party hereby consents to such exploitation and licensing of the other Party for Joint Inventions and the Joint Patents.  If either Party determines in its sole discretion to waive its share in a Joint Patent in any country or jurisdiction in the world, then the Party may waive such share upon [ * ] days’ prior written notice to the other Party.  Such other Party may maintain such Patent(s) in its sole discretion and at its sole expense.  For the avoidance of doubt, any Patent(s) in which Teijin waives its share and in which Versartis has the sole right and interest shall be included in the Versartis Patents licensed hereunder to Teijin upon Teijin’s payment to Versartis of the patent expenses incurred by Versartis in the Territory related thereto.

10.3.4Cooperation in Prosecution.  Each Party shall provide the other Party all reasonable assistance and cooperation in the Patent prosecution efforts provided above in this Section 10.3, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution, as well as further actions as set forth below:

10.3.4.1The Parties shall respectively prepare, file, maintain, and prosecute the Versartis Patents, Teijin Patents, and any Joint Patents, as set forth in this Section 10.3.  As used herein, “prosecution” of such Patents shall include, without limitation, all communication and other interaction with any patent office or patent authority having jurisdiction over a patent application throughout the world in connection with pre-grant proceedings.  Post-grant proceedings shall be governed by Sections 10.5 and 10.8.

10.3.4.2All communications between the Parties relating to the preparation, filing, prosecution, or maintenance of the Versartis Patents and Teijin Patents, or any Joint Patents, including copies of any draft or final documents or any communications received from or sent to patent offices or patenting authorities with respect to such Patents, shall be considered Confidential Information and subject to the confidentiality provisions of ARTICLE XI.

10.4Patent Term Extensions in the Territory.  The JSC will discuss and recommend for which, if any, of the Patents within the Versartis Patents and Teijin Patents or any Joint Patents in the Territory the Parties should seek patent term extensions in the Territory.  Versartis, in the case of the Versartis Patents, and Teijin in the case of the Teijin Patents or any Joint Patents, shall have the final decision-making authority with respect to applying for any such patent term extension in the Territory, and will act with reasonable promptness in light of the development stage of Licensed Products to apply for any such patent term extension, where it so elects; provided, however, that if in the Territory only one such Patent can obtain a Patent Term Extension, then the Parties will consult in good faith to determine which such Patent(s) should be the subject of efforts to obtain a patent term extension.  The Party that does not apply for an extension hereunder will cooperate fully with the other Party in making such filings or actions, for example and without limitation, making available all required regulatory Data and

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

information and executing any required authorizations to apply for such patent term extension.  All expenses incurred in connection with activities of each Party with respect to the Patent(s) for which such Party seeks patent term extensions pursuant to this Section 10.4 shall be totally borne by such Party.

10.5Infringement of Patents by Third Parties.

10.5.1Notification.  Each Party shall promptly notify the other Party in writing of any existing or threatened infringement of the Versartis Patents or Teijin Patents or Joint Patents in the Territory of which it becomes aware, and shall provide all evidence in such Party’s possession demonstrating such infringement.

10.5.2Infringement of Versartis Patents or Joint Patents in the Territory.

10.5.2.1If a Third Party infringes any Versartis Patent in the Territory by making, using, importing, exporting, offering for sale, or selling the Licensed Product or a Restricted Product (a “Product Infringement”), each Party shall share with the other Party all information available to it regarding such alleged infringement.  Subject to the rights of Versartis’ licensors under the In-License Agreements with respect to Versartis Patents licensed to Versartis thereunder to bring any enforcement action first (the “Upstream Enforcement Rights”), Teijin shall have the first right, but not the obligation, to bring an appropriate suit or other action against any Person engaged in such Product Infringement in the Territory, subject to Sections 10.5.2.2 through 10.5.2.5, below.

10.5.2.2Teijin shall have a period of [ * ] days after the first notice under 10.5.1 to elect to enforce such Versartis Patent against such Product Infringement, subject to the Upstream Enforcement Rights.  In the event Teijin does not so elect, Teijin shall so notify Versartis in writing, and Versartis shall have the right to commence a suit or take action to enforce the applicable Versartis Patent against such Third Party perpetrating such Product Infringement in the Territory. In this case, Teijin shall take appropriate actions as directed by Versartis in order to enable Versartis to commence a suit, at Versartis’ expense.

10.5.2.3Each Party shall provide to the Party enforcing any such rights under this Section 10.5.2 reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required by Applicable Law to pursue such action.  The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, shall reasonably consider the other Party’s comments on any such efforts, and shall seek consent of the other Party in any important aspects of such enforcement including, without limitation, determination of litigation strategy and the filing of important papers to the competent court, which consent shall not be unreasonably withheld, conditioned, or delayed.  The Party bringing the action shall have final decision making authority with respect to such action, subject to the provision of Section 10.5.5.

10.5.2.4Each Party shall bear all of its own internal costs incurred in connection with its activities under this Section 10.5.2.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

10.5.2.5The Party not bringing an action with respect to Product Infringement in the Territory under this Section 10.5.2 shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the Party bringing such action, subject to the Upstream Enforcement Rights.

10.5.3Infringement of Versartis Patents and Joint Patents in the Versartis Territory.  For any and all infringement of Versartis Patents or Joint Patents anywhere in the Versartis Territory, Versartis (or its Third Party Partner or licensors) shall have the sole and exclusive right to bring an appropriate suit or other action against any Person engaged in such other infringement of any Versartis Patents, in its sole discretion, and as between the Parties shall bear all related expenses and retain all related recoveries.

10.5.4Infringement of Teijin Patents.

10.5.4.1For infringement of any Teijin Patent by making, using, importing, exporting, offering for sale, or selling the Licensed Product or any product containing the Licensed Compound, Drug Product, Finished Product, or a Restricted Product in the Territory, Teijin shall have the exclusive right, but not the obligation, to bring, at Teijin’s expense and in its sole control, an appropriate suit or other action against any Person engaged in such infringement of the Teijin Patent.

10.5.4.2If a Third Party infringes a Teijin Patent by making, using, importing, exporting, offering for sale, or selling the Licensed Product, any product containing Licensed Compound, Drug Product, Finished Product, or a Restricted Product in any country or jurisdiction in the Versartis Territory, Teijin shall have the first right, but not the obligation, to bring, at its own expense, an appropriate suit or other action against any Person engaged in such infringement of such Teijin Patent in the Versartis Territory, subject to this Section 10.5.4.  If Teijin does not bring such action within [ * ] days of the first notice thereof under 10.5.1, Versartis shall have the right, but not the obligation, to bring at its expense and in its sole control, such appropriate action in any such country or jurisdiction in the Versartis Territory.  The Party not bringing an action under this Section 10.5.4.2 shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense.  In addition, at the request and expense of the Party bringing such action, the other Party shall cooperate fully with the Party bringing such action, including by joining such action as a party plaintiff if required by Applicable Law for the enforcing Party to pursue such action. The Party bringing any such action shall have final decision making authority with respect to such action, subject to the provision of Section 10.5.5.

10.5.5Settlement.  Teijin shall not settle any claim, suit, or action that it brought under this Section 10.5 involving Versartis Patents without the prior written consent of Versartis, which consent shall not be unreasonably withheld, conditioned, or delayed, and subject to the Upstream Enforcement Rights.  Versartis shall not settle any claim, suit, or action that it brought under this Section 10.5 involving Teijin Patents without the prior written consent of Teijin, which consent shall not be unreasonably withheld, conditioned, or delayed.  Nothing in this

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE X shall require Versartis to consent to any settlement that is reasonably anticipated by Versartis to have a materially adverse impact upon any Versartis Patent in the Versartis Territory, or to the commercialization, manufacture, use, importation, exportation, offer for sale, or sale of the Licensed Product or Drug Product or Finished Product in the Versartis Territory.  Nothing in this ARTICLE X shall require Teijin to consent to any settlement that is reasonably anticipated by Teijin to have a materially adverse impact upon any Teijin Patent in the Territory, or to Develop, use, sell, offer for sale, have sold, import, and otherwise Commercialize the Licensed Product or Drug Product or Finished Product hereunder in the Territory or to Manufacture anywhere in the world for such Development, use, sale, or import anywhere in the Territory.

10.5.6Allocation of Proceeds.  Subject to the Upstream Enforcement Rights, if either Party recovers monetary damages from any Third Party in a suit or action brought under Section 10.5 or Section 10.8, whether such damages result from the infringement of Versartis Patents, Joint Patents, or Teijin Patents, such recovery shall be allocated first to the reimbursement of any expenses incurred by the Parties in such litigation (including, for this purpose, a reasonable allocation of expenses of outside counsel), and any remaining amounts shall be shared by the Parties with Teijin retaining [ * ] percent ([ * ]%) of such remaining amounts and Versartis retaining [ * ] percent ([ * ]%) of such remaining amounts.

10.6Infringement of Third Party Rights in the Territory.

10.6.1Notice; Teijin First Right.  If the manufacture, sale, or use of a Licensed Product pursuant to this Agreement results in, or may result in, any claim, suit, or proceeding by a Third Party alleging patent infringement by Teijin (or its Affiliates or Sublicensees), Teijin will promptly notify Versartis thereof in writing.  Subject to the provisions of Section 10.6.2, Teijin will have the first right, but not the obligation to defend and control the defense of any such claim, suit or proceeding at its own expense, using counsel of its own choice.  Versartis may participate in any such claim, suit or proceeding with counsel of its choice at its own expense.  If Teijin elects (in a written communication submitted to Versartis within a reasonable amount of time after notice of the alleged patent infringement) not to defend or control the defense of, or otherwise fails to initiate and maintain the defense of, any such claim, suit or proceeding, within such time periods so that Versartis is not prejudiced by any delays, Versartis may conduct and control the defense of any such claim, suit or proceeding at its own expense.  Each Party will keep the other Party reasonably informed of all material developments in connection with any such claim, suit, or proceeding.  Each Party agrees to provide the other Party with copies of all pleadings filed in such action and to allow the other Party reasonable opportunity to participate in the defense of the claims.  If Teijin is controlling the defense of any such claim, suit or proceeding, Teijin agrees to provide at Versartis’ expense English translations, or summaries thereof, of all pleadings, discovery-requests, and key documents filed with the court reasonably promptly.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

10.6.2Possible Claims in Versartis Territory.  In addition to the Teijin obligations set out in the preceding paragraph, and regardless of whether Versartis elects to participate as a Party in the claim, suit or proceeding, Teijin further agrees that, in the event the claim, suit or preceding under Section 10.6.1 is brought by a Third Party that is pursuing or has threatened in writing to the knowledge of Teijin to pursue similar claims outside the Territory against Versartis, its Affiliates, agents or marketing or development partners and such claim is related to any Licensed Compound, including any form or formulation thereof, Teijin shall: (i) provide to Versartis at Versartis’ expense English translation drafts of all official papers or other statements (whether written or oral) prior to their submission to the court in the lawsuit, in sufficient time to allow Versartis to review, consider and substantively comment thereon; (ii) reasonably consider taking action to incorporate Versartis comments on all such official papers and statements, (iii) not take positions in its defense that are inconsistent or at odds with positions that Versartis is taking in defense, or anticipated defense, of related claims outside the Territory, to the extent such positions have been communicated to Teijin; (iv) allow Versartis the opportunity to participate in preparation of witnesses or other participants in the claim, suit or proceeding; (v) not settle any such claim, suit or proceeding without Versartis’ prior consent, which consent shall not be unreasonably withheld or delayed, and (vi) enter into a reasonable and customary joint defense agreement with Versartis, upon request to do so by Versartis.

10.7Patent Marking.  Teijin (or its Affiliate, Sublicensee, or distributor) shall mark Licensed Products marketed and sold by Teijin (or its Affiliate, Sublicensee, or distributor) hereunder with appropriate patent numbers or indicia at Versartis’ request; provided, however, that Teijin shall only be required to so mark such Licensed Products to the extent such markings or such notices would impact recoveries of damages or equitable remedies available under Applicable Law with respect to infringements of patents in the Territory.

10.8Patent Oppositions and Other Proceedings.

10.8.1Challenges to Third-Party Patent Rights.  If either Party desires to bring an opposition, action for declaratory judgment, nullity action, invalidation action, interference, declaration for non-infringement, reexamination, or other attack upon the validity, title, or enforceability of a Patent owned or controlled by a Third Party and having one or more claims that covers Drug Product, Finished Product or the Licensed Product, or the manufacture, use, sale, offer for sale, or importation of Drug Product or Finished Product or the Licensed Product, in each case in the Territory, (except insofar as such action is a counterclaim to or defense of, or accompanies a defense of, a Third Party’s claim or assertion of infringement under Section 10.6, in which case the provisions of Section 10.6 shall govern), such Party shall so notify the other Party and the Parties shall promptly confer to determine whether to bring such action or the manner in which to settle such action.  Versartis shall have the exclusive right, but not the obligation, to bring at its own expense and in its sole control such action in the Versartis Territory and Teijin shall have the exclusive right, but not the obligation, to bring at its own expense and in its sole control such action in the Territory.  If Teijin does not bring such an action in the Territory, within [ * ] days of notification thereof pursuant to this Section 10.8.1 (or earlier, if required by the nature of the proceeding), then Versartis shall have the right, but not the obligation, to bring, at Versartis’ sole expense, such action.  The Party not bringing an action

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

under this Section 10.8.1 shall be entitled to separate representation in such proceeding by counsel of its own choice and at its own expense, and shall cooperate fully with the Party bringing such action at the request and expense of the Party bringing such action.  Any awards or amounts received in bringing any such action shall be allocated between the Parties as provided in Section 10.5.6.

10.8.2Parties’ Patent Rights.  If a Versartis Patent, Teijin Patent, or Joint Patents becomes the subject of any proceeding commenced by a Third Party within the Territory in connection with an opposition, reexamination request, action for declaratory judgment, nullity action, invalidation action, interference, or other attack upon the validity, title, or enforceability thereof (except insofar as such action is a counterclaim to or defense of, or accompanies a defense of, an action for infringement against a Third Party under Section 10.5, in which case the provisions of Section 10.5 shall govern), then the Party responsible for filing, preparing, prosecuting, and maintaining such Patent as set forth in Section 10.3 shall control such defense, provided, however, that the costs associated with such defense shall be borne by the controlling Party.  The controlling Party shall permit the non-controlling Party to participate in the proceeding to the extent permissible under Applicable Law, and to be represented by its own counsel in such proceeding, at the non-controlling Party’s expense.  If either Party decides that it does not wish to defend against such action, then the other Party shall have a backup right to assume defense of such Third-Party action at its own expense.  Any awards or amounts received in defending any such Third-Party action shall be allocated between the Parties as provided in Section 10.5.6.

ARTICLE XI
CONFIDENTIALITY

11.1Nondisclosure.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, during the Term and for so long thereafter as Versartis continues to supply Licensed Product to Teijin, but no less than [ * ] years from the end of the Term, the receiving Party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any Confidential Information of the other Party, and both Parties shall keep confidential and, subject to Sections 11.2, 11.3, and 11.4, shall not publish or otherwise disclose the terms of this Agreement.  Notwithstanding the foregoing, a receiving Party’s obligation of confidentiality and restriction on use with respect to the disclosing Party’s Confidential Information identified as trade secrets, or typically held in the pharmaceutical industry as trade secrets such as applicable CMC Know-How and promotional and marketing information, shall continue perpetually for so long as such Confidential Information is unpublished by the disclosing Party and no provision of Section 1.18 (b), (c), or (d) applies to such Confidential Information.  Each Party may use the other Party’s Confidential Information solely to the extent required to accomplish the purposes of this Agreement, including exercising such Party’s rights or performing its obligations under this Agreement.  Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but no less than reasonable care) to ensure that its employees, agents, consultants, contractors, and other representatives do not disclose or make any unauthorized use of the Confidential Information of the other Party.  Each Party will promptly notify the other Party upon discovery of any unauthorized use or disclosure of the Confidential Information of the other Party.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

11.2Authorized Disclosure.  The receiving Party may disclose Confidential Information belonging to the disclosing Party only to the extent such disclosure is reasonably necessary in the following instances:

11.2.1filing or prosecuting Patents as permitted by this Agreement;

11.2.2filing Regulatory Filings in order to obtain or maintain Regulatory Approvals;

11.2.3prosecuting or defending litigation, including responding to a subpoena in a Third Party litigation;

11.2.4complying with Applicable Laws or regulations (including regulations promulgated by securities exchanges) or court or administrative orders;

11.2.5to its Affiliates, sublicensees or prospective sublicensees, Third Party Partners, subcontractors or prospective subcontractors, payors, consultants, agents, and advisors on a “need-to-know” basis in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement, each of whom prior to disclosure must be bound by obligations of confidentiality and restrictions on use of such Confidential Information that are no less restrictive than those set forth in this ARTICLE XI; provided, however, that, in each of the above situations, the Receiving Party shall remain responsible for any failure by any Third Party who receives Confidential Information pursuant to this Section 11.2 to treat such Confidential Information as required under this ARTICLE XI; or

11.2.6to bona fide potential and actual investors, acquirors, merger partners, licensees, and other financial or commercial partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, or collaboration, in each case under written obligations of confidentiality and non-use at least as stringent as those herein.

11.2.7Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Sections 11.2.2 through 11.2.4, it will, except where impracticable, give at least [ * ] days’ advance notice to the other Party of such disclosure, reasonably consider the comments of the other Party with respect to limiting such disclosure, and use efforts to secure confidential treatment of such Confidential Information at least as diligent as such Party would use to protect its own confidential information, but in no event less than reasonable efforts.  In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.  Any information disclosed pursuant to Sections 11.2.2 through 11.2.4 shall remain the Confidential Information of the Disclosing Party and subject to the restrictions set forth in this Agreement, including the foregoing provisions of this ARTICLE XI.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

11.3Publications.

11.3.1Prior to public disclosure or submission for publication of a proposed publication describing the results of any scientific or clinical activity relating to, in the case of Teijin, a Licensed Product, or in the case of Versartis, Joint Development Work, the Japanese Ongoing Studies, or any Development activity under Sections 4.3 or 4.4, the Party disclosing or submitting such proposed publication (the “Submitting Party”) shall send the other party (the “Responding Party”) a copy of the proposed publication to be submitted and shall allow the Responding Party a reasonable time period (but no less than [ * ] days from the date of confirmed receipt) in which to determine whether the proposed publication contains subject matter for which patent protection should be sought (prior to publication of such proposed publication) for the purpose of protecting an invention, or whether the proposed publication contains the Confidential Information of the Responding Party.  Following the expiration of the applicable time period for review, the Submitting Party shall be free to submit such proposed publication for publication or otherwise disclose to the public such scientific or clinical results, subject to the procedures set forth in Section 11.3.2.

11.3.2If the Responding Party believes that the subject matter of the proposed publication or other disclosure contains Confidential Information or a patentable invention of the Responding Party, then prior to the expiration of the applicable time period for review, the Responding Party shall notify the Submitting Party in writing of its determination that such proposed publication or other disclosure, as applicable, contains such information or subject matter for which patent protection should be sought.  Upon receipt of such written notice from the Responding Party, the Submitting Party shall delay public disclosure of such information or submission of the proposed publication for an additional period of [ * ] days (or such other time period mutually agreed by the Parties in writing) to permit preparation and filing of a patent application on the disclosed subject matter.  The Submitting Party shall thereafter be free to publish or disclose such information, except that the Submitting Party may not disclose any Confidential Information of the Responding Party in violation of Section 11.1.

11.4Publicity.

11.4.1The Parties agree that the material terms of this Agreement are included within the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth below in this Section 11.4 and in Section 11.2.  The Parties have agreed to make a joint public announcement in English of the execution of this Agreement on or after the Effective Date, as mutually agreed.  Teijin shall be permitted to make a public announcement in Japanese of the execution of this Agreement substantially in the form and with the content of the English press release.

11.4.2After release of such initial press release, if either Party desires to make a public announcement concerning the material terms of this Agreement, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval (except as otherwise provided herein), such approval not to be unreasonably withheld or delayed.  A Party commenting on such a proposed press release shall

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

provide its comments, if any, within [ * ] Business Days after receiving the press release for review.  Where required by Applicable Law or by the regulations of the applicable securities exchange upon which a Party may be listed, such Party shall have the right to make a press release announcing the achievement of each milestone under this Agreement as it is achieved, and the achievements of Regulatory Approvals in the Territory as they occur, subject only to the review procedure set forth in the preceding sentence.  In relation to Teijin’s review of such an announcement, Teijin may make specific, reasonable comments on such proposed press release within the prescribed time for commentary, but shall not withhold its consent to disclosure of the information that the relevant milestone has been achieved and triggered a payment hereunder.  Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement that has already been publicly disclosed by such Party, or by the other Party, in accordance with this Section 11.4.2, provided such information continues as of such time to be accurate.

11.4.3The Parties acknowledge that Versartis may at some point in time be obligated to file a copy of this Agreement with the U.S. Securities and Exchange Commission (the “SEC”) or other applicable entity having regulatory authority over Versartis securities or the exchange thereof, as a material agreement of Versartis.  Versartis shall be entitled to make such a required filing, provided that it requests confidential treatment of certain commercial terms and sensitive technical terms hereof to the extent such confidential treatment is reasonably available to Versartis, and to the extent consistent with the legal requirements governing redaction of information from material agreements that must be publicly filed.  In the event of any such filing, Versartis will provide Teijin with a copy of the Agreement marked to show provisions for which Versartis intends to seek confidential treatment and shall reasonably consider and incorporate Teijin’s comments thereon to the extent consistent with the legal requirements governing redaction of information from material agreements that must be publicly filed.  Teijin will as promptly as practical provide any such comments.  Teijin recognizes that U.S. laws and SEC policies and regulations to which Versartis is and may become subject to may require Versartis to publicly disclose certain terms of this Agreement that Teijin may prefer not be disclosed, and that Versartis is in all cases entitled hereunder to make such required disclosures to the extent necessary to comply with such U.S. laws and SEC policies and regulations.

ARTICLE XII
REPRESENTATIONS, WARRANTIES, & COVENANTS

12.1Mutual Representations and Warranties.  Each Party hereby represents and warrants to the other Party that as of the Effective Date:

12.1.1Corporate Existence and Power.  It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to grant the licenses granted by it hereunder.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

12.1.2Authority and Binding Agreement.  As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

12.1.3No Conflict; Covenant.  It is not a party to any agreement that would materially prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under this Agreement.  During the Term of this Agreement, each Party covenants that it will not enter into any contractually binding agreement which would in any way materially impair its ability to complete its obligations under this Agreement in a timely fashion.

12.1.4No Debarment.  In the course of the Development of Licensed Products, neither Party shall use, during the term of this Agreement, any employee or consultant who has been debarred by any Regulatory Authority, or, to the best of such Party’s Knowledge, is the subject of debarment proceedings by a Regulatory Authority.

12.2Teijin’s Representations and Warranties.  Teijin hereby represents and warrants to Versartis that as of the Effective Date Teijin has no Knowledge of any pending filing, complaint, matter, or action against or involving either Teijin or its Affiliates with any Regulatory Authority that could be reasonably anticipated to have a material adverse effect on its ability to obtain Regulatory Approvals for the Licensed Products in the Territory.

12.3Versartis’ Representations and Warranties.  Versartis hereby represents and warrants to Teijin as of the Effective Date:

12.3.1 Versartis Patent; Licensed Technology. Versartis owns, or has an exclusive license to, the Versartis Patents listed on Schedule 1.135, and Schedule 1.135 is a complete list of all patents and patent applications owned or Controlled by Versartis as of the Effective Date which claim or cover Licensed Compounds, or the manufacture or use thereof in the Territory.

12.3.2Title; Encumbrances.  Versartis has sufficient legal and/or beneficial title, ownership or license, free and clear from any mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or claims of any kind, of the Licensed Technology to grant the licenses to Teijin as purported to be granted pursuant to this Agreement.

12.3.3No Conflict.  Versartis has not granted any assignment, license, covenant not to sue, or other similar interest or benefit, exclusive or otherwise, to any Third Party relating to any patent, know-how, or other proprietary right that conflicts with or limits the rights granted to Teijin hereunder or which falls within the scope of the licenses granted in ARTICLE II.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

12.3.4Non-Infringement of Third Party’s Intellectual Property Rights.  To Versartis’ Knowledge, the import, sale, or use of the Lead Product in the Territory does not infringe any intellectual property rights of any third party existing as of the Effective Date.

12.3.5Non-Infringement of Licensed Technology by Third Parties.  To Versartis’ Knowledge, Versartis is not aware of any activities by Third Parties that constitute infringement or misappropriation of the Licensed Technology within the Territory.

12.3.6No Claims of Third Party Rights.  Versartis has not received any written notice, claim, or demand from any person or entity asserting that the research, development, manufacture, use, and sale of the Licensed Compound or Drug Product or Finished Product infringes a patent of a Third Party in the Territory.

12.3.7No Action or Claim.  To Versartis’ Knowledge, there are no actual, pending, alleged, or threatened adverse actions, suits, claims, interferences, or formal governmental investigations involving the Licensed Product, Licensed Compounds, or Licensed Technology by or against Versartis, any of its Affiliates, distributors, licensees, or contractors in or before any court, governmental entity or Regulatory Authority.

12.3.8Compliance.  To Versartis’ Knowledge, Versartis, its Affiliates, distributors, licensees and contractors have performed in all material respects development work, including manufacturing, supply, packaging, and distribution of clinical supplies, in compliance with all Applicable Laws (including GMP); and there is no actual, pending, alleged or threatened adverse action of any Regulatory Authority or IRB, with respect to the Licensed Products, Licensed Compounds, or Licensed Technology.

12.3.9Regulatory Materials.  To Versartis’ Knowledge, no Regulatory Authority has commenced or threatened to initiate any action or proceeding to refuse to file, reject, not approve, or withdraw any Regulatory Filings related to the Licensed Compound and/or Licensed Products, nor has Versartis received any notice to such effect.

12.3.10  Third Party Agreements.  Schedule 12.3.10 contains a complete list of all agreements under which rights to any Licensed Technology are granted, licensed or otherwise provided to Versartis or its Affiliates as of the Effective Date (the “In-License Agreements”).  All In-License Agreements are in full force and effect and no material breach has occurred thereunder (and Versartis and its Affiliates, licensees, and contractors have not received any notice of any such breach thereunder).  Versartis represents and warrants that the provisions of this Agreement are consistent with the In-License Agreements.

12.4Teijin Covenants.

12.4.1Teijin will comply in all material respects with all Applicable Laws related to its Commercialization of the Licensed Products.  Without limiting the generality of the foregoing, Teijin will not promote any of the Licensed Products in a manner that would conflict with Applicable Laws.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

12.4.2Teijin will conduct all Medical Affairs Activities in a manner consistent with Licensed Product labeling, including all package inserts for a Licensed Product, except to the extent otherwise required by Applicable Laws, and will conduct all Medical Affairs Activities in accordance with Applicable Laws.

12.4.3Teijin will Commercialize the Licensed Products solely within the Territory for use in the Field pursuant to the authority, rights, and licenses granted to Teijin under this Agreement.  Teijin agrees and acknowledges that it has not been granted any rights to any Licensed Technology or Licensed Products under this Agreement outside of the Territory, and consequently Teijin agrees that during the Term it will not (i) Commercialize any Licensed Product outside of the Territory or within the Territory for sale by or for Teijin outside of the Territory, or (ii) provide any Licensed Product to any Third Party or Affiliate if Teijin has actual knowledge or reasonably believes that such Third Party or Affiliate, either directly or indirectly, is selling, or intends to sell such Licensed Product outside the Territory.

12.5Versartis Covenants.

12.5.1Versartis will comply in all material respects with all Applicable Laws related to Development (including clinical and non-clinical studies) of the Licensed Products.

12.5.2Versartis will not, during the Term, without the prior written approval of Teijin, (a) amend any provision of an In-License Agreement that would adversely impact Teijin’s rights under this Agreement, or (b) assign (except an assignment to a party to which this Agreement has been assigned as permitted under Section 16.6 or to any Affiliate), in whole or in part, any of the In-License Agreements in any manner that would adversely impact Teijin’s rights under this Agreement, in each case, without the prior written consent of Teijin.  For the purposes of clarity, Versartis (and not Teijin) shall be responsible for all of the financial and other obligations of Versartis (and/or any of its Affiliates) under any of the In-License Agreements, including any and all financial obligations thereunder with respect to Net Sales of Teijin or its Affiliates or Sublicensees.

12.6Limitation on Warranties; No Implied Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, EACH PARTY MAKES NO AND EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE LICENSED PRODUCTS, LICENSED TECHNOLOGY, VERSARTIS PATENTS, OR ANY OTHER SUBJECT MATTER OF THIS AGREEMENT, WHETHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.  EXCEPT TO THE EXTENT EXPRESSLY PROVIDED FOR HEREIN, NOTHING IN THIS AGREEMENT WILL BE CONSTRUED AS A REPRESENTATION OR WARRANTY BY VERSARTIS THAT THE VERSARTIS PATENTS OR THE LICENSED TECHNOLOGY IS NOT INFRINGED BY ANY THIRD PARTY OR THAT THE PRACTICE OF SUCH RIGHTS DOES NOT INFRINGE ANY PUBLISHED INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE XIII
INDEMNIFICATION AND INSURANCE

13.1Indemnification by Versartis.  Except for any Product Liability Claims, which are addressed in Section 13.4, Versartis shall defend, indemnify, and hold Teijin and its Affiliates, and Teijin’s and its Affiliates’ officers, directors, employees, and agents (the “Teijin Indemnitees”) harmless from and against any and all Third Party claims, suits, proceedings, damages, expenses (including court costs and reasonable attorneys’ fees and expenses), and recoveries (collectively, “Claims”) to the extent that such Claims arise out of, are based on, or result from (i) the development, manufacture, storage, handling, use, promotion, sale, offer for sale, and importation of Licensed Products by Versartis or its Affiliates, contract manufacturers, distributors, or licensees (other than Teijin) (the “Versartis Group”) (unless and to the extent such manufacture activities are covered by separate indemnification pursuant to the Supply Agreement, which in such event will control, or covered by Section 13.4 below); (ii) the manufacture, storage, handling, sale, export, or supply to Teijin of the Drug Product or Finished Product in accordance with the terms and conditions of this Agreement by the Versartis Group (unless and to the extent such manufacture activities are covered by separate indemnification pursuant to the Commercial Supply Agreement, which in such event will control); (iii) a breach of any of Versartis’ representations, warranties, and obligations under this Agreement; or(iv) the willful misconduct or negligent acts of Versartis, its Affiliates, or the officers, directors, employees, or agents of Versartis or its Affiliates.  The foregoing indemnity obligation shall not apply to the extent that the Teijin Indemnitees fail to comply with the indemnification procedures set forth in Section 13.3 and Versartis’ defense of the relevant Claims is prejudiced by such failure, or to the extent that any Claim primarily arises from, is based on, or results from (a) in the case of clause (i) or clause (iv) of this Section 13.1, the development, manufacture, storage, handling, use, promotion, sale, offer for sale, and importation of the Drug Product, Finished Product or Licensed Products by Teijin or its Affiliates, sublicensees, or distributors; (b) a breach of any of Teijin’s representations, warranties, and obligations under this Agreement; or (c) the willful misconduct or negligent acts of Teijin or its Affiliates, or the officers, directors, employees, or agents of Teijin or its Affiliates.

13.2Indemnification by Teijin.  Except for any Product Liability Claims, which are addressed in Section 13.4, Teijin shall defend, indemnify, and hold Versartis, its Affiliates and Versartis’ and its Affiliates’ officers, directors, employees, and agents (the “Versartis Indemnitees”) harmless from and against any and all Claims to the extent that such Claims arise out of, are based on, or result from (i) the development, manufacture, storage, handling, use, promotion, sale, offer for sale, and importation of the Drug Product, Finished Product or Licensed Products by Teijin or its Affiliates, or its or their sublicensees, contractors, or distributors (the “Teijin Group”); (ii) a material breach of any of Teijin’s representations, warranties, and obligations under this Agreement; or (iii) the willful misconduct or negligent acts of Teijin or its Affiliates, or the officers, directors, employees, or agents of Teijin or its Affiliates.  The foregoing indemnity obligation shall not apply to the extent that the Versartis Indemnitees fail to comply with the indemnification procedures set forth in Section 13.3 and Teijin’s defense of the relevant Claims is prejudiced by such failure, or to the extent that any Claim primarily arises from, is based on, or results from (a) the development, manufacture,

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

storage, handling, use, promotion, sale, offer for sale, and importation of Licensed Products by Versartis, its licensees (other than Teijin), Affiliates, or distributors; (b) a breach of any of Versartis’ representations, warranties, and obligations under this Agreement; or (c) the willful misconduct or negligent acts of Versartis, its Affiliates, or the officers, directors, employees, or agents of Versartis or its Affiliates.

13.3Indemnification Procedures.  The Party claiming indemnity under this ARTICLE XIII (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Claim.  The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the claim for which indemnity is being sought.  The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, that the Indemnifying Party shall have the right to assume and conduct the defense of the claim with counsel of its choice.  The Indemnifying Party shall not settle any claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, conditioned, or delayed, unless the settlement involves only the payment of money, and no admission of wrong-doing or fault by the other Party.  So long as the Indemnifying Party is actively defending the claim in good faith, the Indemnified Party shall not settle any such claim without the prior written consent of the Indemnifying Party.  If the Indemnifying Party does not assume and conduct the defense of the claim as provided above, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (ii) the Indemnifying Party will remain responsible to indemnify the Indemnified Party as provided in this ARTICLE XIII.

13.4Third Party Product Liability Claims.  With respect to any and all Third Party claims, suits, proceedings damages, expenses (including court costs and reasonable attorneys’ fees and expenses), and recoveries based on personal injury or death in the Territory and arising from the development, use, handling, promotion, manufacture, storage, distribution, sale, offer for sale or importation of the Drug Product, Finished Product or Licensed Products in or for the Territory (collectively, “Product Liability Claims”), the Parties agree to apportion liability as follows:

13.4.1Where such Product Liability Claim is demonstrated to be based solely on the negligence of one or more members of the Versartis Group, and not on the negligence of any member of the Teijin Group, Versartis shall be responsible for, and shall indemnify Teijin Indemnitees with respect to, [ * ] percent ([ * ]%) of such Product Liability Claim.

13.4.2Where such Product Liability Claim is demonstrated to be based solely on the negligence of one or more members of the Teijin Group, and not on the negligence of any member of the Versartis Group, Teijin shall be responsible for, and shall indemnify Versartis Indemnitees with respect to, [ * ] percent ([ * ]%) of such Product Liability Claim.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

13.4.3Where such Product Liability Claim is demonstrated to be based both (x) on the negligence of one or more members of the Versartis Group, including any Latent Defect, and also (y) on the negligence of any member of the Teijin Group (such as for example, failure to properly test and release Finished Product), Versartis shall be responsible for, and shall indemnify Teijin Indemnitees with respect to, [ * ] percent ([ * ]%) of such Product Liability Claim, and Teijin shall be responsible for and shall indemnify Versartis Indemnitees with respect to, [ * ] percent ([ * ]%) of such Product Liability Claim.

13.4.4Where such Product Liability Claim is (x) not demonstrated to be based upon or arise from the negligence of either (i) any member of the Versartis Group or (ii) any member of the Teijin Group, but (y) demonstrated instead to be based on a design defect or inherent defect in the Finished Product, Drug Product or Licensed Product, Versartis shall be responsible for, and shall indemnify Teijin Indemnitees with respect to, [ * ] percent ([ * ]%) of such Product Liability Claim, and Teijin shall be responsible for and shall indemnify Versartis Indemnitees with respect to, [ * ] percent ([ * ]%) of such Product Liability Claim.

13.4.5Where such Product Liability Claim is (x) not demonstrated to be based upon or to arise from the negligence of either (i) any member of the Versartis Group or (ii) any member of the Teijin Group, and (y) not demonstrated to be based upon any design defect or inherent defect in the Finished Product, Drug Product or Licensed Product, Versartis shall be responsible for, and shall indemnify Teijin with respect to, [ * ] percent ([ * ]%) of such Product Liability Claim, and Teijin shall be responsible for and shall indemnify Versartis with respect to, [ * ] percent ([ * ]%) of such Product Liability Claim.

13.4.6Any claim of indemnification under this Section 13.4 shall be brought in accordance with the procedures set forth in Section 13.3.  The foregoing indemnity obligation of Versartis or Teijin, as the case may be, shall not apply to the extent that the Versartis Indemnitees or the Teijin Indemnitees fail to comply with the indemnification procedures set forth in Section 13.3 and Teijin’s defense or Versartis’ defense, as the case may be, of the relevant Product Liability Claim is prejudiced by such failure.

13.5Non-Exclusive Remedy.  Neither Party shall be obligated to claim indemnification from, or tender the defense of any Claim under this ARTICLE XIII to, the other Party, and such injured Party retains all rights to defend itself against any such Claim and pursue in turn any claims against the other Party it may have in law or equity related to or arising from such Claim.

13.6Limitation of Liability.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 13.6 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 13.1 OR 13.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE XI.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

13.7Insurance. Each Party shall procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated at all times during which any Licensed Product is being clinically tested in human subjects or commercially distributed or sold by such Party.  It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this ARTICLE XIII.  Each Party shall provide the other Party with written evidence of such insurance upon request.  Each Party shall provide the other Party with written notice at least [ * ] days prior to the cancellation, non‑renewal, or material change in such insurance or self‑insurance which materially adversely affects the rights of the other Party hereunder.

ARTICLE XIV
TERM AND TERMINATION

14.1Term.  This Agreement shall commence on the Effective Date and, unless terminated earlier as provided in this ARTICLE XIV or by mutual written agreement of the Parties, shall continue until the expiration of the Transfer Price Term in the Territory, unless otherwise extended by mutual written agreement of the Parties (the “Initial Term”), and shall be automatically extended for up to three (3), three (3)-year terms (each, an “Extended Term,” and collectively, the Initial Term and any and all Extended Terms, the “Term”), unless Teijin provides to Versartis written notice of termination prior to the end of the then-current Term. During the Term, but upon the expiration of the Transfer Price Term, (i) to the extent Teijin is at such time continuing to purchase Finished Product from Versartis under the Commercial Supply Agreement or some other written agreement, the Transfer Price to be paid by Teijin to Versartis for the commercial supply of Finished Product under ARTICLE IX shall be as set forth in Section 7.4.7, (ii) the license granted to Teijin in Section 2.1 shall be deemed to be perpetual and fully paid-up with respect to such Licensed Product in the Territory, but thereafter shall be on a non-exclusive basis; and (iii) the license granted to Teijin in Section 2.9 shall be deemed to extend for so long as Teijin is selling Licensed Products in the Territory and provided that Teijin shall pay Versartis a royalty on Net Sales of the Licensed Products in the Territory equal to [ * ] percent ([ * ]%) of such Net Sales, on a Fiscal Quarter basis.

14.2Early Termination.

14.2.1Termination for Convenience.  Teijin shall have the right to terminate this Agreement in its entirety for any or no reason upon [ * ] written notice to Versartis prior to First Commercial Sale, and upon [ * ] written notice to Versartis if after First Commercial Sale.

14.2.2Effect of Unilateral Termination.  If Teijin terminates this Agreement pursuant to Section 14.2.1, or if Versartis terminates this Agreement as provided in Section 2.7.2:

14.2.2.1Teijin shall not, during such [ * ] or [ * ] notice period, take any action that could reasonably be expected to have a material adverse impact on the further Development and Commercialization of the Licensed Product; provided, however, that Teijin shall have the right to take any actions it deems reasonably necessary or appropriate to avoid any human health or safety problems;

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

14.2.2.2Teijin shall be required to perform any outstanding obligations of Teijin that existed or accrued prior to the effective date of termination;

14.2.2.3the Commercial Supply Agreement, if entered into as of such time, shall terminate, and Teijin shall be responsible for any reasonable and non-cancelable costs incurred by Versartis prior to the effective date of termination in connection with its supply of Finished Product to Teijin under ARTICLE IX, and the Commercial Supply Agreement if then in effect, subject to Versartis’ reasonable efforts to mitigate such costs by selling the Licensed Products on reasonable terms or using such Licensed Products itself;

14.2.2.4Teijin shall pay any Transfer Price payments due under Section 7.4 to the extent not already paid; and

14.2.2.5the JSC shall coordinate the wind-down of Teijin’s efforts under this Agreement and the provisions of Section 14.5 shall apply.

14.3Termination for Breach.  Versartis shall have the right to terminate this Agreement upon written notice to Teijin if Teijin, after receiving written notice from Versartis identifying such material breach (including any breach of Teijin’s obligations under Section 2.7), by Teijin, fails to cure such breach within [ * ] days from the date of such notice (or within [ * ] days’ notice in the event such breach is solely based upon Teijin’s failure to pay any amounts due Versartis hereunder).  Teijin shall have the right to terminate this Agreement upon written notice to Versartis if Versartis, after receiving written notice identifying a material breach by Versartis of its obligations under this Agreement, fails to cure such breach within [ * ] days from the date of such notice.  Any termination of this Agreement by Versartis shall also result in termination of the Supply Agreement.

14.4Termination for Bankruptcy.  Each Party shall have the right to terminate this Agreement immediately in its entirety upon written notice to the other Party if such other Party makes a general assignment for the benefit of creditors, files an insolvency petition in bankruptcy, petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets, commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors or becomes a party to any proceeding or action of the type described above and such proceeding is not dismissed within [ * ] days after the commencement thereof.  In the event such a situation is reasonably anticipated by a Party to occur (the “Anticipating Party”), it shall notify the other Party so as to allow the other Party to take necessary or appropriate actions to protect its interests under this Agreement, including the negotiation of reasonable arrangements for continuation of supply of Finished Product or Drug Product, if the Anticipating Party is Versartis, to minimize the impact of such situation on Teijin, all to the extent allowed under Applicable Laws.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

14.5Versartis Rights upon Termination of the Agreement. Upon the early termination of this Agreement by Teijin under Section 14.2.1, or by Versartis under Section 14.3 due to Teijin’s material uncured breach, the following shall apply (in addition to any other rights and obligations under Section 14.2 or Section 14.3 or otherwise under this Agreement with respect to such termination):

14.5.1Regulatory Materials.  To the extent permitted by applicable Law, Teijin shall transfer and assign to Versartis all Regulatory Filings and Regulatory Approvals for the Licensed Products in the Territory, free and clear of any liens or encumbrances.

14.5.2Teijin License.  Teijin hereby grants to Versartis, effective only in event of such termination, an exclusive, royalty-free license, with the right to grant multiple tiers of sublicenses, under the Teijin Technology and any information, including Patents and Know-How that had been Controlled by Teijin as of the Effective Date, if necessary, to Develop, make, have made, use, sell, offer for sale, have sold, import, and otherwise Commercialize Drug Product, Finished Product and any Licensed Products in the Territory, and to Manufacture in the Territory, which license shall be effective as of the date of such termination.  In addition, for clarity, the license granted to Versartis under Section 2.5 shall survive any termination or expiration of this Agreement.

14.5.3Transition Assistance.  Teijin shall provide such assistance, at Versartis’ cost, as may be reasonably necessary to transfer or transition over a reasonable period of time to Versartis all Teijin Know-How, or then-existing commercial contractual arrangements (if permitted by the terms of such contracts), that is, or are, necessary or useful for Versartis to commence or continue Developing, conducting Finished Manufacturing of, or Commercializing Licensed Products worldwide, to the extent Teijin is then performing or having performed such activities, including without limitation transferring, upon request of Versartis, any agreements or arrangements with Third Party suppliers or vendors to supply or sell Licensed Products in the Territory.  To the extent that any contract between Teijin and a Third Party for the supply of Drug Product or Finished Product for the Territory is not assignable to Versartis, then Teijin shall reasonably cooperate with Versartis, at Versartis’ cost, to arrange to continue to obtain such supply from such entity.

14.5.4Remaining Inventories.  Versartis shall have the right to purchase from Teijin all of the inventory of Drug Product or Finished Product held by Teijin and actually purchased from Versartis, as of the effective date of termination or expiration of this Agreement at a price equal to [ * ].  Versartis shall notify Teijin whether Versartis elects to exercise such right within [ * ] days after receiving notice from Teijin reporting such inventory as of the date of termination or expiration of the Agreement.  If Versartis does not exercise such right, then subject to ARTICLE VII hereof, Teijin shall have the right to sell in the Territory any such remaining inventory over a period of no greater than [ * ] months after the effective date of termination of this Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

14.6Rights in Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by Versartis are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code.  The Parties agree that Teijin, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Versartis under the U.S. Bankruptcy Code, Teijin shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in Teijin’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon Teijin’s written request therefor, unless Versartis elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a), following the rejection of this Agreement by Versartis upon written request therefor by Teijin.

14.7Survival.  The following provisions shall survive any expiration or termination of this Agreement: Articles I (Definitions), VIII (Records and Reports), XI (Confidentiality) XIII (Indemnification and Insurance), XV (Dispute Resolution), and XVI (Other Provisions) and Sections 2.6 (No Implied License), 2.9 (Trademark Licenses, to the extent consistent with Section 14.1), 4.15 (Ownership of Data), 4.17 (Records, Reports and Information), 5.4 (Teijin Regulatory Filings), 5.5 (Safety; Adverse Event Reporting), 7.4.4 (Actual Price and True Up), 10.1 (Ownership of Inventions), 14.2, 14.5, and 14.6 (Effects of Termination, in each case to the extent applicable), and 14.7 (Survival).

ARTICLE XV
DISPUTE RESOLUTION

15.1Disputes.  The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights and/or obligations hereunder.  It is the Parties’ objective to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation.  To accomplish this objective, the Parties agree to follow the procedures set forth in this ARTICLE XV to resolve any controversy or claim arising out of, relating to, or in connection with any provision of this Agreement if and when a dispute arises under this Agreement.

15.2Arising Between the Parties.  With respect to all disputes arising between the Parties, including, without limitation, any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such dispute within [ * ] days after such dispute is first identified by either Party in writing to the other Party, the Parties shall refer such dispute to the Executive Officers for attempted resolution by good faith negotiations within [ * ] days after such notice is received.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

15.3Binding Arbitration.  If the Executive Officers are not able to resolve such dispute referred to them under Section 15.2 within such [ * ] day period, such dispute shall be resolved through binding arbitration, which arbitration may be initiated by either Party at any time after the conclusion of such period, on the following basis:

15.3.1The place of arbitration shall be San Francisco, California, USA.

15.3.2The arbitration shall be made in accordance with the current Rules of Arbitration of International Chamber of Commerce (ICC).

15.3.3Judgment upon the award rendered by such arbitrator shall be binding on the Parties and may be entered by any court or forum having jurisdiction.

15.3.4Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.  Further, either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of such Party pending the arbitration award.

15.3.5The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages.

15.3.6Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ and any administrative fees of arbitration.

15.3.7Except to the extent necessary to confirm an award or as may be required by Applicable Laws, neither Party nor any arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties.

15.3.8In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy, or claim would be barred by the applicable statute of limitations.

15.4 Patent and Trademark Dispute Resolution. Any dispute, controversy, or claim relating to the scope, validity, enforceability, or infringement of any patent rights covering the manufacture, use, or sale of any Licensed Product or of any trademark rights relating to any Licensed Product shall be submitted to a court of competent jurisdiction in the country or jurisdiction in which such patent or trademark rights were granted or arose.

15.5Injunctive Relief.Nothing herein may prevent either Party from seeking preliminary injunction or temporary restraint order in order to prevent any Confidential Information is disclosed without appropriate authorization under this Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE XVI
OTHER PROVISIONS

16.1Governing Law.  This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by, and construed and enforced in accordance with, the laws of the State of California, United States, without reference to its conflicts of law principles.

16.2Standstill.

16.2.1 Teijin agrees that upon the Effective Date and for a period lasting until the later to occur of (i) the [ * ] anniversary of the First Commercial Sale in the Territory, or (ii) the [ * ] anniversary of the Effective Date, neither Teijin nor any of its Affiliates shall, in any manner, directly or indirectly, without the prior written consent or invitation of Versartis or its Board of Directors:

16.2.1.1make, effect, initiate, cause, or participate in any acquisition of beneficial ownership of any voting securities of Versartis or any voting securities of any subsidiary of Versartis, if the effect of such acquisition would be to entitle Teijin to cast directly or indirectly more than [ * ] percent ([ * ]%) of the voting power in any election of directors of Versartis.  For purposes of the [ * ] percent ([ * ]%) calculation under this Section 16.2.1.1, all such voting securities, rights, or options beneficially owned by Teijin (including through Affiliates or others) shall be treated on an as-exercised and as-converted basis, but such securities, rights, or options beneficially owned by others shall not be so treated;

16.2.1.2make, effect, initiate, cause, or participate in any acquisition of any material assets of Versartis or any material assets of any subsidiary of Versartis that would place Versartis or Teijin under a legal obligation to make a public disclosure of such activity;

16.2.1.3engage or become a participant in any “solicitation” of (i) “proxies” (as such terms are defined in Regulation 14A under the Exchange Act) or (ii) consents to vote any Versartis voting securities;

16.2.1.4form, join, or participate in a “group” (as defined in the Exchange Act) for the purpose of taking any action under Sections 16.2.1.1 through 16.2.1.3;

16.2.1.5agree or offer to take, or encourage, or propose (publicly or otherwise) the taking of any action referred to in Sections 16.2.1.1 through 16.2.1.4;

16.2.1.6assist, induce or encourage any other person to take any action of the type referred to in Sections 16.2.1.1 through 16.2.1.5;

16.2.1.7enter into any discussions, negotiations, arrangement, or agreement with any other person relating to any of the foregoing;

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

16.2.2Nothing in this Section 16.2 shall preclude Teijin from making proposals on a confidential basis, to Versartis or its Board of Directors, or from seeking a waiver from Versartis of any provision set forth in this Section 16.2, on a confidential basis, and provided such proposal or waiver is not designed to, nor could reasonably be required to, result in public disclosure of such proposal or waiver by either Teijin or Versartis.

16.2.3The prohibitions set forth in the foregoing Section 16.2.1 (collectively the “Standstill Provisions”) shall not apply to (i) any investment in any securities of Versartis or its subsidiaries by or on behalf of any independently managed pension plan or employee benefit plan or trust, including without limitation (a) any direct or indirect interests in portfolio securities held by an investment company registered under the U.S. Investment Company Act of 1940, as amended, or (b) interests in securities composing part of a mutual fund or broad based, publicly traded market basket or index of stocks approved for such a plan or trust in which such plan or trust invests; or (ii) securities of Versartis or any of its subsidiaries held by a person acquired by Teijin (or any of Teijin’s Affiliates) on the date such person first entered into an agreement to be acquired by Teijin (or such Affiliate) or acquired after such person was acquired by Teijin (or such Affiliate) pursuant to an agreement requiring (but only to the extent requiring) such person to acquire such securities, which agreement was in effect on the date such person first entered into an agreement to be acquired by Teijin (or such Affiliate), or (iii) any assets or securities of Versartis, as debtor, that are acquired in a transaction subject to the approval of the U.S. Bankruptcy Court pursuant to proceedings under the U.S. Bankruptcy Code.

16.2.4Upon the occurrence of a Trigger Event (as defined below) with respect to Versartis, Teijin shall immediately thereafter cease to be bound by the Standstill Provisions.  For purposes of this Agreement, (i) a “Trigger Event” shall occur with respect to Versartis if (a) Versartis shall have entered into, or shall have publicly announced its intention to enter into, an agreement or an agreement in principle with a Third Party with respect to an Acquisition (as defined below); or (b) any person or group (as defined in Section 13(d)(3) of the Exchange Act) shall have acquired or agreed or caused to be acquired, or commenced or announced an intention to commence a tender offer or an exchange offer to acquire, ownership (including, without limitation, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of at least [ * ] percent ([ * ]%) of the then outstanding voting securities issued by Versartis or any rights or options to acquire such ownership, including from a Third Party which is approved by Versartis’ Board of Directors; or (c) any person or group shall have made a bona fide offer or proposal which is made public and which is approved by Versartis’ Board of Directors and which, if effected would result in an Acquisition of Versartis; and (ii) “Acquisition” means, with respect to Versartis (x) a Business Combination, unless, following such Business Combination all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding voting securities of Versartis immediately prior to such Business Combination beneficially own, directly or indirectly, more than [ * ] percent ([ * ]%) of the then-outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns Versartis or all or substantially all of Versartis’ assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Versartis; or (z) the acquisition, directly or indirectly, by any person or group of beneficial ownership of a majority of the then outstanding voting securities of Versartis.  For purposes of this Section 16.2, “Business Combination” means an acquisition, merger, reorganization, consolidation, or other business combination involving Versartis or any of its subsidiaries or material assets, or a disposition of all or substantially all of the assets of Versartis or any of its subsidiaries.

16.3Performance Through Affiliates.  Each Party may discharge any obligation and exercise any right hereunder through any of its Affiliates (without an assignment of this Agreement); provided that with respect to Teijin, Section 2.2 shall apply with respect to Teijin’s exercise of any of its licensed rights hereunder.

16.4Non-Solicitation of Employees.  During the Term, neither Party nor its Affiliates shall, directly or through its representatives or agents, solicit for employment or hire any officer, director, or employee of the other Party or its Affiliates with whom it has had contact in connection with, or who otherwise is known by it to participate in, the subject matter of this Agreement or the development of a Licensed Compound or a Licensed Product; provided, however, a Party shall not be prohibited from soliciting and hiring through general public advertisement or other solicitation that is not directed toward the employees of the other Party, and a Party may hire any former employee of the other Party as long as the discussions with the former employee are initiated after termination of employment by the other Party.

16.5Force Majeure.  Both Parties will be excused from the performance of their obligations under this Agreement, other than the obligation to make monetary payments, and neither Party will be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement, to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides Notice thereof to the other Party.  Such excuse will be continued so long as the condition constituting a force majeure event continues and the nonperforming Party uses reasonable efforts to remove the condition.  For purposes of this Agreement, a force majeure event will include conditions beyond the reasonable control and without the fault of a Party, such as an act of God, voluntary or involuntary compliance with any regulation, law, or order of any government, war, an act of terrorism, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm, or like catastrophe, inability to procure necessary raw materials in a commercially reasonable manner or default of suppliers or sub-contractors; provided, however, the payment of invoices due and owing hereunder may not be delayed by the payor because of a force majeure affecting the payor.

16.6Assignment.  Neither this Agreement nor any obligation of a Party hereunder may be assigned by either Party without the prior written consent of the other Party; provided, however, that either Party may assign this Agreement in its entirety without such consent to (i) any of its Affiliates, or (ii) any purchaser of all, or substantially all, of its assets to which this Agreement relates, or (iii) any successor corporation resulting from any merger, consolidation, share exchange, or other similar transaction provided that any such successor corporation shall

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

assume all obligations of its assignor under this Agreement and provided further that either Party may assign or sell its rights to receive any amounts due hereunder.  This Agreement will inure to the benefit of Teijin and Versartis and their respective successors and permitted assigns.  Any assignment of this Agreement that is not made in accordance with this Section 16.6 shall be null and void and of no legal force or effect.

16.7Severability.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.  The Parties will in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal, and enforceable provision(s) that implement the purposes of this Agreement.

16.8Notices.  Any notice to be given under this Agreement must be in writing and delivered either in person, or by (i) air mail (postage prepaid) requiring return receipt, (ii) overnight courier, or (iii) facsimile confirmed thereafter by any of the foregoing, to the Party to be notified at its address(es) given below, or at any address such Party may designate by prior written notice to the other Party in accordance with this Section 16.8.  Notice shall be deemed sufficiently given for all purposes upon the earliest of:  (a) the date of actual receipt; (b) if air mailed, five (5) days after the date of postmark; (c) if delivered by overnight courier, the next day the overnight courier regularly makes deliveries or (d) if sent by facsimile, the date of confirmation of receipt if during the recipient’s normal business hours, otherwise the next business day.

If to Versartis US, notices must be addressed to:

Versartis, Inc.

4200 Bohannon Drive #250

Menlo Park, CA 94025

Attention: Legal Department

Tel: [ * ]

Fax: [ * ]

If to Versartis GmbH, notices must be addressed to:

Versartis GmbH.

Mühlenberg 7

4052 Basel

Switzerland

Attention: Managing Director

Tel: [ * ]

Fax: [ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

With a copy to (which shall not constitute notice):

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304-1130

Attention:   Barbara A. Kosacz

Tel: 650-843-5000

Fax: 650-849-7400

If to Teijin, notices must be addressed to:

Teijin Pharma Limited

Kasumigaseki Common Gate West Tower 2-1, Kasumigaseki 3-chome, Chiyoda-ku Tokyo 100-8585, Japan

Attention: General Manager, Business Development Department

Tel: [ * ]

Fax: [ * ]

16.9Entire Agreement; Amendments.  This Agreement, including the schedules, contains the entire understanding of the Parties with respect to the subject matter herein.  This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written, or otherwise, concerning any and all matters contained herein.  Except as expressly set forth herein, this Agreement may be amended or modified only by a written instrument duly executed by both Parties.

16.10Relationship of the Parties.  It is expressly agreed that Versartis and Teijin are independent contractors and that the relationship between the two Parties will not constitute a partnership, joint venture, or agency.  Neither Versartis nor Teijin will have the authority to make any statements, representations, or commitments of any kind, or to take any action, which will be binding on the other Party, without the prior written consent of the other Party.  Nothing contained in this Agreement shall be deemed to make any member of the JSC or any subcommittee (or any other committees or working groups) a partner, agent, or legal representative of the other Party, or to create any fiduciary relationship for any purpose whatsoever.  Except as may be explicitly provided this Agreement, no member of the JSC, any subcommittee (or any other committee or working group) will have any authority to act for, or to assume any obligation or responsibility on behalf of, any other member of (or any other committee or working group) of the other Party.

16.11Waiver.  The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.   Any waiver by a Party of a particular term or condition will be effective only if set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

16.12Third Party Beneficiaries.  Except as otherwise expressly provided in this Agreement, nothing herein expressed or implied is intended or will be construed to confer upon or to give to any Third Party any rights or remedies by reason of this Agreement.  Except as otherwise expressly provided in this Agreement, there are no intended Third Party beneficiaries under or by reason of this Agreement.

16.13Further Assurances. Upon the other Party’s request, each Party agrees to execute, acknowledge, and deliver such further instruments, and to do all such other acts, as may be reasonably agreed by the Parties as necessary or appropriate to carry out the purposes and intent of this Agreement.

16.14Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may be executed and delivered electronically or by facsimile and upon such delivery such electronic or facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.

16.15Interpretation.  The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.  All references in this Agreement to the singular shall include the plural where applicable.  Unless otherwise specified, references in this Agreement to any Article shall include all Sections, subsections, and paragraphs in such Article, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection.  The word “including” and similar words means including without limitation.  The word “or” means “and/or” unless the context dictates otherwise because the subject of the conjunction are mutually exclusive.  The words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision.  All references to days in this Agreement mean calendar days, unless otherwise specified.  Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.  This Agreement has been prepared in the English language and the English language shall control its interpretation.  In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral, or other communications between the Parties regarding this Agreement shall be in the English language.

{Signature Page Follows}

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the Parties have executed this Exclusive License and Supply Agreement to be effective as of the Effective Date.

VERSARTIS GmbH		TEIJIN LIMITIED

By:		By:

Name:	Paul Westberg	Name:	Jun Suzuki, Ph.D.

Title:	Managing Director	Title:	President and CEO

VERSARTIS, INC.

By:

Name:	Jay Shepard

Title:	President and CEO

{Signature Page to Exclusive License and Supply Agreement}

Schedule 1.135: Versartis Patents

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE 4.2: EXISTING STUDIES

Study No.	Study Name/Description
13VR3	PGHD extension study in the US, Europe and Canada
J14VR5	Japan PGHD Phase 2/3 study [ * ]
J15VR6	Japan PGHD extension study
14VR4	VELOCITY study: PGHD Phase 3 in the US, Europe and Canada
15VR7	AGHD Phase 2 study
15VR8	AGHD extension study
[ * ]	[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE 4.7: INITIAL DEVELOPMENT PLAN AND BUDGET

Initial Development Plan:

[ * ]

Initial Development Budget:

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Figure: Study Design

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Schedule 6.10: Versartis Proposed Trademarks

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Schedule 7.4.4: Calculation of ENS and the Application of the ANS Settlement and True-up Procedure

Within [ * ] days after the end of a Fiscal Year, Teijin shall calculate and report to Versartis in writing the true-up amount (the “TUA”) along with the ANS for such Fiscal Year.

[ * ]

Within [ * ] days after Teijin’s report of the ANS and the TUA for a Fiscal Year:

•	If the TUA for such Fiscal Year is positive, then Teijin shall pay to GmbH a true up payment equal to the TUA (the “True-Up Payment”); and

•	If the TUA for such Fiscal Year is negative, then Versartis shall issue a refund or credit to Teijin equal to the TUA (the “True-Up Refund”).

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Schedule 7.6.1.3: Third Party Agreements Bearing Royalty

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Schedule 12.3.10: In-License Agreements

[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.